UNITED STATES

               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                         AMENDMENT NO. 1
                               TO
                            FORM SB-2

                      REGISTRATION STATEMENT
                              UNDER
                      THE SECURITIES ACT OF 1933


                         UROPLASTY, INC
             (Name of Small Business Issuer in its Charter)


 Minnesota                 3841                           41- 1719250
(State of          (Primary Standard Industrial           (I.R.S. Employer
 Incorporation)     Classification Code Number)            Identification No.)

                  2718 Summer Street N.E., Minneapolis, Minnesota 55413 Telephone 612/378-1180 FAX 612/378-2027
                  (Address and telephone number of principal executive
                   offices, and of principal place of business)

                  Daniel G. Holman, Chairman, President, CEO, CFO
                  Uroplasty, Inc.
                  2718 Summer Street N.E., Minneapolis, Minnesota 55413 Telephone 612/378-1180 FAX 612/378-2027
                  (Name, address and telephone number of agent for service)

                  -----------------------
                  Copies to:

                  Richard P. Keller, Esq.
                  Keller & Lokken, P.A.
                  First National Bank Building, Suite W-790
                  332 Minnesota Street
                  St. Paul, Minnesota 55101
                 (612) 292-1001
                 (612) 292-8912 (FAX)

                  -----------------------

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

                                         Proposed     Proposed
                                         Maximum      Maximum
Title of Each Class of        Amount     Offering     Aggregate    Amount of
Securities to be Registered   To Be      Price Per    Offering     Registration
                              Registered Unit         Price        Fee


Common Stock, $.01           1,702,950(1)  $3.1875(2)  $5,428,153  $1,601.31
par value per share



TOTAL:                       1,702,950                 $5,428,153  $1,601.31

(1) All shares to be registered hereby are already outstanding and owned by various Selling Shareholders identified herein.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 230.457 (c). Based on the average of prices of $2.875 bid and 3.50 asked on July 8, 1998.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



UROPLASTY, INC

Registration Statement on Form SB-2
----------------------------------------------------------------------------
Cross Reference Sheet Between Items of Form SB-2
and Prospectus as to 1,702,950 Shares
----------------------------------------------------------------------------
Item in Form SB-2                          Caption or Location in Prospectus

1. Front of Registration Statement and     Front of Registration Statement;
   Outside Front Cover of Prospectus       front cover page of Prospectus

2. Inside Front and Outside Back Cover     Inside Front and outside back
   Pages of Prospectus                     Cover Page

3. Summary Information and Risk Factors    Summary of Offering; High Risk
                                           Factors

4. Use of Proceeds                         Use of Proceeds

5. Determination of Offering Price         Not applicable

6. Dilution                                Not applicable

7. Selling Security Holders                Selling Shareholders

8. Plan of Distribution                    Plan of Offering

9. Legal Proceedings                       Business - Legal Proceedings

10. Directors, Executive Officers,         Management - Directors and Executive
    Promoters and Control Persons          Officers

11. Security Ownership of Certain          Principle Shareholders
    Beneficial Owners and Management

12. Description of Securities              Description of Securities

13. Interest of Named Experts and          Not Applicable
    Counsel

14. Disclosure of Commission Position      Management-Limitation of Directors'
    on Indemnification for Securities      Liability; Item 28.c. of
    Act Liabilities                        Registration Statement

15. Organization Within Last Five Years    Certain Transactions

16. Description of Business                Business

17. Management's Discussion and Analysis   Management's Discussion and Analysis
    or Plan of Operation

18. Description of Property                Business-Property

19. Certain Relationships and Related      Certain Transactions
    Transactions

20. Market for Common Equity and Related   Cover Page of Prospectus;
    Stockholder Matters                    Description of Securities

21. Executive Compensation                 Management - Executive Compensation

22. Financial Statements                   Financial Statements

23. Changes in and Disagreements with      Not Applicable
    Accountants on Accounting and Financial
    Disclosure



Legend Required by Item 1 of Form SB-2 and Item 501(a)(8) of Regulation S-B:

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

No copies of any Preliminary Prospectus will be delivered to any person without such legend appearing on the cover page thereof in compliance with
Item 501(a)(8) of Regulation S-B.

Should any copy of the Preliminary Prospectus be delivered to any person, it will include on its cover the above legend and the following words:

Preliminary Prospectus, dated , September 22, 1998
Subject to Completion




UROPLASTY, INC.


1,702,950 Shares of Common Stock


This Prospectus pertains to 1,702,950 shares of common stock (the "Shares") of Uroplasty, Inc. (the "Company"). All of the Shares are owned by and may be offered and sold at market prices by certain Selling Shareholders identified herein. The Company is not selling and will not receive any proceeds resulting from the sale of any of the Shares. The Shares were issued by the Company as part of a private placement transaction in May and June, 1998.

The Company's Common Stock is traded in the local over-the-counter (Bulletin Board) market under the symbol "UROP".

THE SECURITIES OFFERED HEREBY ARE HIGHLY
SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK AND
SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN
AFFORD TO LOSE THEIR ENTIRE INVESTMENT.  See "Risk
Factors" herein.

THESE SECURITIES HAVE NOT BEEN APPROVED OR
DISAPPROVED BY THE SECURITIES AND EXCHANGE
COMMISSION, OR ANY STATE COMMISSION, NOR HAS THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

The Company expects that the Shares will be sold at market prices. The expenses of this offering, estimated to be $20,000, not counting any commissions or expenses payable by the Selling Shareholders, will be paid by the Company. Selling shareholders are responsible for any brokerage commissions payable upon the sale of their Shares. The Company will not receive any proceeds from the sale of any of the Shares.




The date of this Prospectus is September ___, 1998.

TABLE OF CONTENTS


SUMMARY                                             4
RISK FACTORS                                        6
MARKET FOR COMMON STOCK                            14
USE OF PROCEEDS                                    13
DIVIDEND POLICY                                    14
CAPITALIZATION                                     15
SELECTED FINANCIAL DATA                            16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF
OPERATIONS                                         17
BUSINESS                                           19
MANAGEMENT                                         31
PRINCIPAL SHAREHOLDERS                             35
DESCRIPTION OF SECURITIES                          42
REPORTS TO SHAREHOLDERS                            45
LEGAL MATTERS                                      45
EXPERTS                                            45
AVAILABLE, ADDITIONAL AND SUPPLEMENTAL
INFORMATION                                        45
FINANCIAL STATEMENTS                              F-1




IMPORTANT INFORMATION

   THIS PROSPECTUS DOES NOT CONSTITUTE AN
OFFER OF SECURITIES TO ANY PERSON OTHER THAN THE
RECIPIENT OF THIS PROSPECTUS.  THE CONTENTS OF THIS
PROSPECTUS ARE THE RESPONSIBILITY OF THE
COMPANY.  NO PERSON HAS BEEN AUTHORIZED BY THE
COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS
PROSPECTUS AND, IF GIVEN OR MADE, MUST NOT BE
RELIED UPON.  NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR ANY SALES HEREUNDER SHALL UNDER
ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT
THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE
COMPANY SINCE THE DATE HEREOF.



FORWARD-LOOKING STATEMENTS

The Company may from time to time make written or oral
"forward-looking statements", including statements contained in this Prospectus and in documents filed by the Company with the Securities and Exchange Commission and in its reports to stockholders, as well as elsewhere. "Forward-looking statements" are statements such as those contained in projections, plans, objectives, estimates, statements of future economic performance, and assumptions related to any of the foregoing, and may be identified by the use of forward-looking terminology, such as "may, "expect," "anticipate," "estimate, "goal," "continue," or other comparable terminology. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties relating to the Company's future performance that may cause the actual results, performance or achievements of the Company, or industry results, to differ materially from those expressed or implied in any such "forward-looking statements". Any such statement is qualified by reference to the following cautionary statements.

The Company's business operates in highly competitive markets and is subject to changes in general economic conditions, competition, customer and market preferences, government regulation, the impact of tax regulation, foreign exchange rate fluctuations, the degree of market acceptance of products, the uncertainties of potential litigation, as well as other risks and uncertainties detailed elsewhere herein and from time to time in the Company's Securities and Exchange Commission filings.

In this Prospectus, the following sections contain "forward-looking statements": "Summary"; "Risk Factors"; "Business"; and "Management's Discussion and Analysis of Financial Condition and
Results of Operation". Various factors and risks (not all of which are identifiable at this time) could cause the Company's results, performance or achievements to differ materially from that contained in the Company's forward-looking statements, and investors are cautioned that any forward-looking statement contained herein or elsewhere is qualified by and subject to the warnings and cautionary statements contained above and in the Risk Factors section of this Prospectus.

The Company does not undertake and assumes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the Company.


SUMMARY

This summary is intended for quick reference purposes only and does not contain all facts material to a determination to invest in the securities offered hereby, and is qualified in its entirety by the more detailed information and financial information appearing elsewhere in this prospectus.

The Company

The Company designs, develops, manufactures and markets medical products primarily for the treatment of urinary incontinence. Currently, the Company sells its products only to customers outside the United States through its foreign subsidiaries. The Company's key product is Macroplastique(R), an injectable soft tissue bulking agent currently used to treat certain types of stress urinary incontinence ("SUI"), the most common form of urinary incontinence. SUI refers to involuntary loss of urine as a result of activities that increase intra-abdominal pressure, such as coughing, laughing or exercising. Macroplastique also is used to treat vesicoureteral reflux ("VUR"), a condition occurring mostly in children in which urine flows backward from the bladder into the kidney. In addition, some doctors in Europe are beginning to use Macroplastique to treat incontinence in men recovering from prostate surgery. In June 1996, Macroplastique received a CE mark in Europe (similar to FDA approval in the United States), allowing the product to be sold throughout the European Union. Macroplastique is not sold in the United States because it has not been approved for marketing by the Food and Drug Administration ("FDA"). Through this offering, the Company seeks to fund its efforts to obtain FDA pre-market approval for Macroplastique, which would allow the Company to enter the United States female urinary incontinence treatment market.

It is estimated that urinary incontinence afflicts about 5% of the general population and women comprise about 85% of the sufferers. In Europe, currently the Company's largest market, approximately 17 million people suffer from various forms of urinary incontinence and about 14.5 million of these sufferers are women. Bulking agents such as Macroplastique are used to treat women with SUI caused by intrinsic sphincter deficiency, estimated by the Company to comprise 10% of the female incontinence market or about 1.4 million women in Europe alone. VUR is primarily a pediatric concern, with a prevalence estimated to be as high as 1% of the pediatric population. The Company estimates that about half of this population are candidates for Macroplastique treatments. Of the estimated 2.6 million European men who are incontinent, the Company believes about 25% are candidates for treatment with Macroplastique.

Macroplastique consists of solid, highly textured particles that are soft and flexible, made by heat vulcanizing polydimethylsiloxane (silicone). The particles are suspended in a water-based biocompatible carrier solution. Macroplastique is not a silicone gel, the compound which became controversial in connection with its use in breast implants. Macroplastique has been used to treat approximately 15,000 patients in Europe over the last seven years with no reported serious product-related adverse incidents.

The Company was incorporated in Minnesota in 1992 as a wholly-owned subsidiary of Bioplasty, Inc. ("Bioplasty"), a manufacturer of breast implants, which, along with other breast implant manufacturers, became subject to numerous product liability class action lawsuits. In 1993, Bioplasty and Uroplasty filed for protection under Chapter 11 of the Federal Bankruptcy Code. The Company emerged from Chapter 11 in February 1994 as a separate and distinct entity from Bioplasty.

Capital Structure

Common Stock outstanding as of June 30, 1998: 5,917,371 shares of
Common Stock(1)

(1) Does not include 483,200 shares underlying outstanding options, as of June 30, 1998, nor 150,000 Shares underlying an Agent's
Warrant.

Risk Factors

The securities offered hereby are highly speculative, illiquid, involve a high degree of risk and immediate substantial dilution and should be purchased only by persons who can afford to lose their entire investment. See "Risk Factors" and "Dilution" herein.

Summary Financial Data

(In thousands, except per share data and shares outstanding.)

                                                 Years ended March 31,
                                                    1998           1997

Consolidated Statement of Operations Data:
 Net sales                                        $4,336         $3,335
 Operating profit                                    662            376
 Net income                                       $  408         $  218
 Net income per share                             $  .10         $  .06
 Weighted average number of
    common shares outstanding(1)               4,026,571      3,575,609


                                              March 31, 1998
                                          Actual      Pro Forma As Adjusted(2)
Consolidated Balance Sheet Data:
 Cash and cash equivalents              $    890      $4,334
 Working capital                           1,514       4,958
 Total shareholders' equity                2,051       5,495



(1) Does not include 505,200 shares, as of March 31, 1998, (483,200 shares, as of June 30, 1998) underlying outstanding options, nor 150,000 shares underlying an Agent's Warrant, as of June 30, 1998.

(2) As adjusted on a pro forma basis to reflect the sale of 1,702,950 shares in May and June, 1998, and the application of the net proceeds therefrom.

Address/Telephone Numbers
   The mailing address and telephone/fax numbers of the principal executive offices of the Company are:

   Uroplasty, Inc.
   2718 Summer Street N.E.
   Minneapolis, MN 55413

   Telephone (612) 378-1180
   Fax (612) 378-2027


RISK FACTORS

The securities offered hereby are highly speculative, illiquid, involve a high degree of risk and immediate substantial dilution and should be purchased only by persons who can afford to lose their entire investment. In evaluating an investment in such securities, prospective investors should carefully consider the following risk factors and other information contained in this Prospectus.


Government Regulation - International and United States; Inability to Market or Sell Macroplastique in United States; Uncertainty of
Obtaining FDA Marketing Approval.
The Company's product, manufacturing processes and product development activities are subject to extensive and rigorous regulation by governmental and regulatory authorities in foreign countries similar to the U.S. Food and Drug Administration ("FDA"). In Europe, where the Company has been marketing Macroplastique since 1991, the Company's introduction of medical devices as well as its design, manufacturing, labeling, distribution, sale, marketing, advertising, promotion and recordkeeping procedures for its products are subject to laws and regulations governing medical devices contained in the European Medical Device Directives ("MDD"). In June, 1996, the Company received a Certificate of Authorization for affixing the CE mark (Conformite Europeene) on Macroplastique based upon compliance with the MDD.

In the United States, the Company cannot market or sell
Macroplastique until Investigational Device Exemption ("IDE") and subsequent Pre-Market Approval ("PMA") authorization for Macroplastique are received from the FDA. As of the date of this Prospectus, the Company had not submitted an IDE application to the FDA to request authority to commence human clinical studies in the United States. There can be no assurance that the requisite approvals or certifications will be granted for Macroplastique or any other product, on a timely basis, or at all, or that such regulatory reviews will not involve delays that would conflict with the Company's ability to commercialize its products in the United States.

In summary, the Company has received MDD approval to market Macroplastique and Bioplastique throughout the European Community, but the Company has not yet applied for regulatory approval from the FDA in the United States for Macroplastique or any of it other products.

Even if regulatory approval to market a product is obtained from the FDA, this approval may necessitate limitations on the indicated uses of the product. Marketing approval can also be withdrawn by the FDA in the United States (and by regulatory authorities in foreign countries) due to failure to comply with regulatory requirements or the occurrence of unforeseen problems following initial approval. The Company may be required to make further filings with the FDA and other regulatory authorities in foreign countries under certain circumstances, such as the addition of product claims or product reformulation. The FDA and other regulatory authorities in foreign countries could also limit or prevent the manufacture or distribution of the Company's products and has the power to demand the recall of such products. FDA medical device regulations depend strongly on administrative interpretation, and there can be no assurance that future interpretation made by the FDA or other regulatory bodies, with possible retroactive effect, will not adversely affect the Company. The FDA and various other authorities either currently inspect or will inspect the Company and its facilities from time to time to determine whether the Company is in compliance with regulations relating to medical device manufacturing, including regulations concerning design, manufacturing, testing, quality control, product labeling, distribution, promotion and record keeping practices. A determination that the Company is in material violation of such regulations could lead to the imposition of civil penalties, including fines, product recalls, product seizures or, in extreme cases, criminal sanctions. See "Business - Government Regulations".

Dependence on Single Product. The Company expects to derive substantially all of its revenues for the next several years from sales of Macroplastique. The Company's failure to continue its commercialization of Macroplastique in Europe would have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not expect that commercialization of other new products will be feasible without a substantial, continuing commitment to research and development for an extended period of time or acquisitions of new products, or both. Also, new medical products must typically undergo clinical trials and regulatory clearance or approval before commercialization. There can be no assurance as to whether or when commercialization of other products might begin or as to the likelihood that any such initiative would be successful. The market for medically-related products changes constantly, and if the market changes, or if new or strengthened competition emerges, or customer preferences change, or if new technology causes Macroplastique to be viewed as a less effective treatment, the Company's business, financial condition and results of operation would be adversely affected. Unlike larger companies with many products in the marketplace, the Company is dependent on one product and its fate is, consequently, much more closely tied to market acceptance of that product.


Dependence on Patents and Proprietary Rights. The Company's success depends in part on its ability to preserve trade secrets, obtain and maintain patent protection for its products under United States and international patent laws and other intellectual property laws and operate without infringing upon the proprietary rights of third parties. Patents covering the materials, process and applications have been issued to the Company by the Patent Offices in the United States, United Kingdom, Japan and Germany. Applications are also currently pending in various other countries, including Canada and other European countries. No assurances can be given that the scope of any patent protection will prevent competitors (most of which have financial and other resources substantially greater than the Company) from introducing products competitive with the Company's products, the Company's patents will be held valid if subsequently challenged, others will not claim rights in or ownership of the patents and other proprietary rights held by the Company, or the Company's product and processes will not infringe, or be alleged to infringe, the proprietary rights of others.

A number of patents have been issued to others in the area of injectable bulking agents. The validity and breadth of claims covered in medical device technology patents involve complex legal and factual questions and may therefore be highly uncertain. The Company also relies upon unpatented trade secrets to protect its proprietary technology. No assurance can be given that others will not independently develop or otherwise acquire substantially equivalent techniques and/or gain access to and disclose the Company's proprietary technology. Further, no assurance can be given that the Company can ultimately protect meaningful rights to such unpatented proprietary technology. There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry. Companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. Litigation may be necessary to enforce any patents issued to the Company, protect trade secrets or proprietary information owned by the Company against claimed infringement of the rights of others or determine the scope and validity of the proprietary rights of others. The defense and prosecution of patent litigation or other legal and/or administrative proceedings related to patents is costly and time-consuming regardless of the outcome. An adverse outcome in any litigation could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from others and/or require the Company to cease making, using or selling any products. There can be no assurance that any licenses required under any patents or proprietary rights would be made available on terms acceptable to the Company, if at all. See "Business - Patents, Trademarks, and Licenses".

Uncertainty Relating to Third-Party Reimbursement. The success of the Company will depend, in part, upon, satisfactory reimbursement for Macroplastique procedures from third party health care payers. In the United States and many foreign countries, third-party reimbursement is currently generally available for surgical procedures for urinary incontinence, but there is no uniform policy for such reimbursements.
The Company sells Macroplastique to physicians, hospitals and other users, which bill various third-party payers, such as government health programs, private health insurance plans, managed care organizations and other similar programs, for the health care products and services provided to their patients. Payers may deny reimbursement if they determine that a product used in a procedure was not used in accordance with established payer protocols regarding cost-efficient treatment methods, was used for an unapproved indication or was not otherwise covered. Third-party payers are increasingly challenging the prices charged for medical products and services and, in some instances, have pressured medical suppliers to lower their prices. The availability of third-party reimbursement for Macroplastique or competitors' products and continuing efforts to reduce the costs of health care by decreasing reimbursement rates may reduce the price received by the Company for Macroplastique or increase the relative expense to the consumer. The Company believes that a material amount of its Macroplastique revenues are received from third party payers, and that, therefore, failure to receive sufficient reimbursement from health care payers for procedures using Macroplastique or adverse changes in governmental and third-party payers' policies toward reimbursement for such procedures would materially adversely affect the Company's business, financial condition and results of operations. See "Business - Third Party Reimbursement".

Potential Unfavorable Public Reaction to Use of Silicone
Products/Earlier Silicone Controversies. Macroplastique is comprised of heat vulcanized polydimethylsiloxane, which results in a solid flexible silicone elastomer. The United States breast implant industry in the 1990's became the subject of significant controversies (some of which continue at this time) surrounding the possible effects upon the human body of the use of silicone gel in breast implants. One consequence was a massive flood of products liability litigation, leading to the bankruptcy of several companies, including Uroplasty's former parent, Bioplasty, Inc., (which in turn, caused Uroplasty, Inc. to file for bankruptcy in 1993).
The Company uses only solid silicone material, and not semi-liquid silicone gel (as was used in breast implants), in its Macroplastique product. However, since the controversies in the United States surrounding the use of silicone in breast implants have been so widespread and resulted in such extensive litigation, there can be no assurance that the use by the Company, and others, of solid silicone in medical devices implanted in the human body will not result in controversies, or even litigation. There can be no assurance that studies or research unknown to date will not some day cast doubt, in the mind of the public, on the safety of the Company's products and the appropriateness of their intended use.

The Company expects its competitors will attempt to portray silicone as an undesirable feature of Macroplastique, and the effects of such efforts cannot be predicted at this time. The earlier silicone controversies may adversely affect the Company's ability to market Macroplastique in the United States if and when the Company receives
PMA approval from the FDA for Macroplastique.

Research and Development Expenses in Fiscal Year 1999; Expected
Losses. The Company's future success will depend upon, among other factors, its ability to introduce and market Macroplastique on a timely basis in the United States, and to that end, it has committed the largest portion of the proceeds resulting from its private placement of Common Stock in May and June, 1998. Although the Company has been profitable in fiscal years 1998 and 1997, the Company expects to incur significant operating losses in its fiscal year 1999, due largely to the significant costs associated with clinical trials and other aspects of the FDA approval process. The development and commercialization by the Company of Macroplastique and other products in the United States will require substantial additional product development, clinical, regulatory and other expenditures for the foreseeable future. See "Management's
Discussion and Analysis of Financial Condition and Results of
Operations," "Business," "Financial Statements", and "Risk Factors -
Need for Additional Capital".

Need for Additional Capital. The Company anticipates that the net proceeds received from its private placement in May and June, 1998, together with cash flow from operations will be sufficient to fund its IDE submission, clinical studies and the completion of its PMA application to the FDA for Macroplastique. However, if expenses or operating profits differ from expected levels, the Company will require additional financing to complete its PMA application to the FDA for Macroplastique. Further, the Company will need additional funds in order to introduce Macroplastique to the U.S. vesicoureteral reflux and male incontinence markets because separate regulatory approval is needed for each of these conditions. There can be no assurance that additional capital will be available to the Company when needed or on terms acceptable to the Company. The net proceeds of the Company's private placement of the Shares in May and June, 1998, together with the Company's existing capital resources and any funds provided by future operations, will not be sufficient to fund new product development, and funds for such purpose may not be available, on reasonable terms, and there can be no assurance that other sources of funding will be available. If equity capital is needed by the Company in the future, the Company would attempt to obtain it on terms it considered favorable, but the demands of the business and the nature of financial markets at the time may be such that any resulting issuance of equity securities would result in dilution to then existing shareholders. See "Use of Proceeds" and "Management's Discussion and Analysis".

Lack of Marketability and Registration in All States. The Company is not required, and does not intend, to register the Shares in all states in which the Shares may be sold, including without limitation, California, Virginia, and Arizona.

Highly Competitive Industry. Competition in the urinary incontinence management and treatment products market is fierce. The medical condition treated by using the Company's product also may be managed or treated using a variety of alternative products or techniques, including adult diapers, absorbent pads, behavior therapy, pelvic muscle exercises, drugs, surgery, implantable devices, other injectable bulking agents and other medical devices. There is no assurance the Company's products will be a substitute for such alternative products or techniques or that advancements in these alternative products or techniques will not make the Company's products obsolete. In addition, the Company believes some of its competitors who do not currently have injectable bulking agents are attempting to develop injectable bulking agents which will directly compete with Macroplastique. Many of the Company's existing as well as potential competitors have substantially greater capital resources, name recognition, distribution capabilities, well-known and well-established product lines and larger marketing, research and development staffs and facilities than the Company. These competitors may also have greater expertise than the Company in research and development, manufacturing, marketing and sales and regulatory affairs. There can be no assurance that the Company and Macroplastique will be able to compete effectively with such alternative products or techniques or with such competitors and potential competitors.

In addition, the Company's ability to compete in the urinary incontinence treatment market will depend primarily upon physician, patient and healthcare payer acceptance of Macroplastique as a safe, effective and cost-effective treatment for stress urinary incontinence. The Company's ability to compete in this market will also depend upon product pricing and the consistency of its product quality and delivery. Other factors within or outside the Company's control include its product development and innovation capabilities, ability to obtain required regulatory approvals, ability to protect its proprietary technology, manufacturing and marketing capabilities and ability to attract and retain skilled employees. See "Business - Competition".

Risks and Effects of Technological Developments. The Company competes in a market characterized by technological innovation, extensive research efforts and significant competition. Improvements in existing treatment options or developments of new treatment methods may have a material adverse effect on the Company's ability to increase sales of Macroplastique and successfully commercialize any future products and may render such products noncompetitive or obsolete.
Other companies are currently engaged in the development of products and innovative methods for treating stress urinary incontinence that are similar to, or compete with, Macroplastique. Significant developments by any of these companies or advances by medical researchers at universities, government research facilities or private research laboratories could eliminate the market for Macroplastique or otherwise render Macroplastique obsolete. Although technological change has not had a direct material impact on the Company in recent years, the potential that such a change might occur is a continuing risk for the Company. See "Business-Competition."

Risk of Product Liability; No Assurance Insurance is Adequate. The medical products industry is subject to substantial litigation. As a manufacturer of an implantable medical product, the Company faces an inherent business risk of exposure to product liability claims in the event that the use of its product is alleged to have resulted in adverse effects to a patient. The Company maintains product liability insurance in the amount of $2,000,000, aggregate and per occurrence, but there can be no assurance that such coverage limits are adequate to protect the Company from any liabilities which it might incur in connection with the clinical trials and commercialization of Macroplastique or any other product. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. Furthermore, the Company does not expect to be able to obtain insurance covering its costs and losses as a result of any recall of its products due to alleged defects, whether such a recall is instituted by the Company or required by a regulatory agency. Consequently, a product liability claim, recall or other claim with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on the business, financial condition and results of operations of the Company. See "Business-Product Liability".

Uncertainty of Future Market Acceptance. The Company currently sells Macroplastique in Europe and other foreign countries.
Acceptance of Macroplastique by physicians in preference to other treatment options, including other bulking agents, will depend upon the demonstration of its safety and effectiveness, relative performance of Macroplastique compared to other market approved products, ease of use and relative cost compared to other bulking agents and treatment alternatives. Physicians may elect not to prescribe treatment using Macroplastique unless adequate reimbursement from health care payers is available. Health care payer acceptance of a treatment utilizing Macroplastique will require, among other things, evidence of the cost effectiveness of this treatment as compared to other treatment options. There can be no assurance that the acceptance of Macroplastique by urological and gynecological health care providers will continue to grow in Europe and other areas where Macroplastique is already used.

The Company does not sell Macroplastique in the United States.
There can be no assurance that Macroplastique will achieve any significant degree of market acceptance in the United States among physicians, health care payers or patients, even if the safety and effectiveness of Macroplastique is established in the United States and the necessary regulatory approvals are obtained. Even if those approvals were granted, the Company's future success in the United States market would be entirely dependent on the successful commercialization and market acceptance of Macroplastique. Accordingly, any delay or failure by the Company in demonstrating that Macroplastique is safe and effective, receiving required regulatory approvals to market
Macroplastique or achieving significant market acceptance of Macroplastique in the United States among physicians, health care payers and/or patients would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the earlier controversies surrounding silicone, and possible lingering public concerns about it, could impede the acceptance of Macroplastique. See "Business".

Dependence on Key Personnel. The Company's success depends to a significant degree upon the continued contributions of its key management personnel. The Company believes that its future success will depend in large part on its ability to attract and retain highly skilled managerial, engineering, operations and marketing personnel who are in great demand. Failure to attract and retain key personnel could have a material adverse effect on the Company's results of operations. The
Company does not have an employment agreement or non-compete agreement with Daniel G. Holman, its Chairman, President, CEO and
CFO, or Susan Hartjes-Doherty, its Vice President of Operations and Regulatory Affairs and Secretary. The Company does not maintain key person life insurance for any of its employees.

Risks Associated with International Operations; Currency Risks. At this time, the Company only sells Macroplastique outside the United
States through its wholly-owned foreign subsidiaries. Sales and operations outside of the United States are subject to certain inherent risks, including, without limitation, fluctuations in the value of the U.S. dollar relative to foreign currencies, tariffs, quotas, taxes and other market barriers, political and economic instability, restrictions on the import and export of technology, difficulties in staffing and managing international operations, difficulties in obtaining work permits for employees, difficulties in collecting receivables, potentially adverse tax consequences, potential language barriers, and difficulties in operating in a different culture and legal system. There can be no assurance that any of these factors will not have a materially adverse effect on the Company's financial condition or results of operations. In particular, because the Company's international sales are denominated primarily in Dutch guilders, currency fluctuations in countries where the Company does business may render the Company's products less price competitive than those of foreign companies whose sales are denominated in weaker currencies. The Company reports its financial results in U.S. dollars, and fluctuations in the value of the dollar or the currencies in which the Company transacts business can have a negative impact on its financial results.

Dependence on Suppliers. The Company currently purchases all raw materials from single sources. Alternative suppliers for these materials exist should the current suppliers discontinue production or distribution. However, the Company would need to complete additional testing to qualify the materials obtained from any new suppliers. Additionally, limited notice of the need to switch suppliers for either of these materials could result in production delays and inventory depletion. The Company has not experienced any shortage of these materials to date; however, no assurance can be given that shortages of these materials will not be experienced in the future.

Limited Public Market for Common Stock; Possible Stock Price
Volatility. Prior to this offering, there has been only a limited public market for the Company's common stock, and there can be no assurance that an active trading market for the common stock will develop in the future or be sustained following any subsequent registration of the common stock. There can be no assurance that future market prices of the common stock will not be lower than the purchase price of the Shares sold in this offering. The market price of the common stock following the offering may be highly volatile. Announcements of new products and services by the Company or its competitors, technological innovations, disputes regarding patents or other proprietary rights, regulatory developments and economic and other external factors, as well as period-to-period fluctuations in the Company's financial results, could cause the market price of the common stock to fluctuate significantly. In addition, the stock market in general and, in particular the market prices for medical technology companies, have historically experienced significant volatility which has affected the market price of securities of many companies and which has sometimes been unrelated to the operating performance of such companies. Such volatility may adversely affect the market price of the common stock.

Absence of Long-Term Human Clinical Studies.  Although the
Company believes that Macroplastique is safe when used as recommended by the Company, there are no long-term well-controlled human clinical studies of this product. Accordingly, no assurance can be given that Macroplastique, even when used as recommended, will have the effects intended or will not have adverse effects over a patient's lifetime. For example, there can be no assurance as to whether or how frequently patients will require additional injections of Macroplastique and whether any such additional injections will be effective or will have a negative effect on physician, payer or patient acceptance.

Fluctuations In Quarterly Operating Profit and Net Income.  The
Company may experience variability in its net sales and operating profit on a quarterly basis as a result of many factors, including, among others, buying habits of European health care providers, size and timing of orders by certain customers, shifts in demand for types of products, technological changes and industry announcements of new products. If revenues do not meet expectations in any given quarter, operating results may be materially adversely affected. The Company may, in addition, experience variability in its net income on a quarterly basis as a result of many factors, including currency fluctuations. As a result of these potential fluctuations in quarterly results, period-to-period comparisons of the Company's financial results should be approached cautiously.

Possible Adverse Market Effect of Shares Eligible for Future Sale.
Sales of substantial amounts of Common Stock (including shares issued upon the exercise of outstanding options and warrants) in the public market could have an adverse effect on the price of the Company's
Common Stock. Such sales may also make it more difficult for the Company to sell equity or equity-related securities in the future at a time and price that the Company would deem appropriate. As of June 30, 1998, the Company had 5,917,371 shares of Common Stock issued and outstanding. In addition to the 1,702,950 shares of Common Stock covered hereby, (i) approximately 2,700,000 shares are eligible for immediate sale on the date of this Prospectus in accordance with Rule 144(k) under the Securities Act of 1933, as amended ("Rule 144") or otherwise; and (ii) approximately 1,100,000 additional shares became eligible for sale in the public market in July, 1998, in accordance with Rule 144 subject to volume and manner of sale limitations thereunder and will become available for immediate sale in accordance with Rule 144(k) in July, 1999. See "Description of Securities - Shares Eligible for Future Sale".

Possible Adverse Effect of Anti-Takeover Provisions and Staggered
Board. As a Minnesota corporation, the Company is subject to certain anti-takeover provisions of the Minnesota Business Corporation Act. The authority of the Board with regard to the anti-takeover provisions of such Act could have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Company's
Common Stock at a premium over the then prevailing market price of the Common Stock, and may adversely affect the market price of, and the voting and other rights of the holders of, Common Stock. Should the Company issue additional shares, whether for purposes of raising additional capital or otherwise, it could have the effect of making a takeover more difficult. See "Description of Securities".

The Company's Articles of Incorporation and Bylaws include certain provisions (the "Staggered Board Provisions") for staggering the election of the members of the Board of Directors. The Board is divided into three classes with each class serving for an independent term. The classification of directors is intended to make it more difficult to change the composition of the Board. At least two shareholders' meetings, instead of one, will generally be required for shareholders to effect a change in control of the Board. The Staggered Board Provisions will apply to every election of directors, whether or not a change in the Board, in the opinion of some or a majority of the Company's shareholders, would be desirable. The Staggered Board Provisions relating to the removal of directors and the filling of vacancies are designed to protect the staggered Board structure in the event a third party gains control of a majority of the Company's voting power and could discourage an attempt to gain control of the Company. See "Description of Securities".

Potential Applicability of "Penny Stock Rules"; Possible Impact on Liquidity of Stock. If the Company fails to become listed on Nasdaq or, after such listing, fails to satisfy the Nasdaq requirements to maintain listing on Nasdaq in the future, the Common Stock will likely continue to be quoted only in the local over-the-counter "pink sheets" market. The public trading market for the Common Stock could be adversely affected by such limited quotation, and there would likely be fewer market makers for the Company's stock, less interest by potential institutional investors and less coverage by analysts and the financial media.

In order to be listed in the NASDAQ Small Cap Market, the Company would need $4,000,000 in net tangible assets, a minimum bid price of $4.00 per share for at least 30 calendar days and three market makers, as well as meet certain other requirements. At June 30, 1998, the Company had over $5,000,000 in net tangible assets, but its recent share price has been in the range of $2.50 to $3.00 per share and it had only one market maker.

In addition, if the Company's Common Stock is not listed in the NSADAQ Small Cap Market, it will be subject to SEC rules under the Securities Exchange Act of 1934 relating to "penny stocks." The "penny stock rules", which apply to companies whose common stock trades at less than $5.00 per share, require brokers who sell securities subject to such rules to persons other than established customers and "institutional accredited investors" to complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning the risks of trading in the security. The application of these rules may restrict the ability of brokers to sell the Company's Common Stock, may adversely affect the liquidity of the Shares, and may affect the ability of purchasers to sell the Shares in the secondary market.

No Dividends. The Company has never paid any cash dividends on its Common Stock and does not anticipate paying such dividends for the foreseeable future. See "Dividend Policy".

Net Operating Loss Carryforwards; Effect of International
Operations on Tax Position. The Company has net operating loss carryforwards for U.S. income tax reporting purposes of approximately $2,061,000, which can be used to offset U.S. taxable income in future years. Sales of the Company's voting common shares during the prior three years, combined with the current equity offering will most likely cause a change in ownership under Section 382 of the Internal Revenue
Code of 1996.  Section 382 limits the annual use of the Company's U.S.
net operating loss carryforwards existing as of the date of the ownership change. Notwithstanding the application of Section 382, it is not anticipated that any limitation would have a material adverse effect on the Company.

The Company has significant operations in the United States and internationally. United States net operating loss carryforwards cannot be used to offset taxable income in foreign jurisdictions. Furthermore, repatriation of dividends to the U.S. parent may result in additional foreign or U.S. taxes.

PLAN OF OFFERING

   All of the 1,702,950 shares of Common Stock offered hereby (the "Shares") are owned by Selling Shareholders. None of the Shares is owned by the Company, and the Company will receive none of the proceeds resulting from the sale of any of the Shares.

   Selling Shareholders will make their own arrangements for the offer and sale of any of the Shares and will be responsible for all sales and brokerage commissions associated with such sales. The Company will bear the costs of registration of the Shares, such as legal and accounting fees, filing fees, printing expenses and the like.

   The Company will not select and does not expect to have any contact with any of the broker-dealer firms that may be used by Selling Shareholders in making sales of the Shares.


USE OF PROCEEDS

   The Company will receive none of the proceeds resulting from the sale of any of the Shares, nor will any such proceeds become the property of the Company. All of the Shares are owned by and will be offered and sold by Selling Shareholders.

   The Shares were acquired by the Selling Shareholders in May and June, 1998, at a price of $2.375 per share, which was considered fair market value for the Shares at the time. The limited public trading market for the Company's Common Stock at the time was slightly higher. (See "Market for Common Stock", below.)

   At the time of the private placement, the Company proposed to use, and is now using, the proceeds from the sale of the Shares as follows:

        IDE submission to FDA and clinical studies for Macroplastique
        for female stress urinary incontinence.              $1,900,000

        Complete PMA application to FDA for Macroplastique   $1,000,000
        Working Capital                                        $100,000
                                                             ----------
                                                             $3,000,000
                                                             ----------
                                                             ----------


MARKET FOR COMMON STOCK

   As of the date hereof, there is only a limited public trading market for the Company's common stock. Although one broker dealer published bid and ask quotations for the Company's common stock on an irregular basis during the period March through June, 1997, the Company is not aware of any shares that were either purchased or sold through such broker dealer.

   The following table sets forth the high and low bid prices for the Company's Common Stock, as reported in the NASD'S Bulletin Board system (market symbol UROP), on a quarterly basis, from July 1997, through June 1998, and for the period July 1, 1998 through August 21, 1998. Such quotations represent interdealer prices, without retail markup, markdown or commission, and do not necessarily represent actual transactions.

Quarter                         Low Bid         High Bid

July 1 - September 30, 1997     $   1/2        $  3 3/16
October 1 - December 31, 1997     3               3 1/2
January 1 - March 31, 1998        2 1/4           3 1/4
April 1 - June 30, 1998           3               5
July 1 - September 17, 1998          2 7/8           3


   As of June 30, 1998, the Company's Common Stock was held of record by approximately 600 holders. Registered ownership includes nominees who may hold securities on behalf of multiple beneficial owners.


DIVIDEND POLICY


The Company has never declared nor paid any cash dividends on its Common Stock. The Company currently intends to retain any earnings for use in the development and growth of its business and therefore does not currently anticipate ever paying any cash dividends.

CAPITALIZATION

The following table sets forth the capitalization of the Company as of March 31, 1998, and as adjusted to reflect the sale of 1,702,950 shares of Common Stock pursuant to a private placement in May and June, 1998.

This table should be read in conjunction with the financial statements of the Company included elsewhere in this Prospectus. See "Financial Statements."


                                         Outstanding as of March 31, 1998

                                            Actual          As Adjusted

Long-term debt (1)                       $ 609,606            $ 609,606

Shareholders' equity:


   Common stock                             41,915               58,945
   Additional paid-in capital            2,432,599            5,859,289
   Accumulated deficit                    (256,629)            (256,629)
   Cumulative translation
      adjustment                          (162,129)            (162,129)
   Note receivable                        (  5,000)            (  5,000)
Total shareholders' equity              $2,050,756           $5,494,476(2)

Total capitalization                    $2,660,362           $6,104,082

Number of shares of common
stock outstanding (3)                    4,191,525            5,895,475


(1) Includes real estate mortgage note and capital leases, but not current maturities nor real estate leases.

(2) Includes gross proceeds of $4,044,506 resulting from the sale of 1,702,950 shares at $2.375 per share, less commissions (10%), non-accountable expenses (3%) and estimated expenses of the offering ($75,000), and net proceeds of $3,443,720.

(3) Does not include outstanding options for 505,200 shares as of March 31, 1998, (483,200 shares as of June 30, 1998) nor an
Agent's warrant for 150,000 shares as of June 30, 1998.


SELECTED FINANCIAL DATA

   The following selected financial data of the Company as of March 31, 1998, and for the fiscal years ended March 31, 1998 and 1997 have been derived from, and are qualified by reference to, the consolidated financial statements of the Company which have been audited by KPMG Peat Marwick LLP, independent auditors, included elsewhere in this Prospectus. The selected financial data should be read in conjunction with the Company's Consolidated Financial Statements, related Notes, and the independent auditors' report, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information included elsewhere in this Prospectus.

(In thousands, except per share data and shares outstanding.)


                                                       Years ended
                                                        March 31,

                                                  1998                 1997
Consolidated Statement of Operations Data:

   Net sales                                  $  4,336             $  3,335
   Operating profit                                662                  376
   Net income                                 $    408             $    218
   Net income per share                       $    .10             $    .06
   Weighted average number of common
     shares outstanding(1)                   4,026,571            3,575,609



                                                   March 31, 1998


                                           Actual   Pro Forma As Adjusted(2)
Consolidated Balance Sheet Data:
   Cash and cash equivalents             $    890                     4,334
   Working capital                          1,514                     4,958
   Total shareholders' equity               2,051                     5,495


(1) Does not include 505,200 shares as of March 31, 1998 (483,200 shares as of June 30, 1998) underlying outstanding options, nor 150,000 shares underlying an Agent's Warrant as of June 30, 1998.

(2) As adjusted on a pro forma basis to reflect the sale of 1,702,950 Shares in May and June, 1998, and the application of the net proceeds therefrom.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THIS DISCUSSION OF THE FINANCIAL CONDITION AND
THE RESULTS OF OPERATIONS OF THE COMPANY SHOULD BE
READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS
ENTIRETY BY, THE FINANCIAL STATEMENTS AND NOTES
THERETO INCLUDED ELSEWHERE WITHIN THIS PROSPECTUS,
AND THE MATERIAL CONTAINED IN THE "RISK FACTORS"
AND "BUSINESS" SECTIONS OF THIS PROSPECTUS.

Overview

The Company was incorporated in Minnesota in 1992 as a wholly-owned subsidiary of Bioplasty, Inc. ("Bioplasty"), a manufacturer of breast implants. Bioplasty, along with other breast implant manufacturers, became subject to numerous product liability class action lawsuits. As a result, Bioplasty and the Company filed for protection under Chapter 11 of the Federal Bankruptcy Code in 1993. The Company emerged from Chapter 11 in February, 1994, as a separate and distinct entity from Bioplasty.

The Company sells Macroplastique and the related ancillary products for use in augmenting soft tissues for the purpose of treating urinary incontinence At this time, sales are only made outside the United States because the Company does not have regulatory approval to market its product in the United States.

The Company's current objectives are to focus on growth in sales and market penetration of Macroplastique in the European market for urinary incontinence and vesicoureteral reflux treatment, and to begin the U.S. regulatory process for Macroplastique as a treatment for female stress urinary incontinence.

The Company also sells the Macroplastique product in a different configuration for plastic surgery applications under the name
BioplastiqueT, in limited markets. In addition, the Company has been selling some specialized wound care products as a distributor.

Set forth below is management's discussion and analysis of financial condition and results of operations for the three months ended June 30, 1998 and 1997.


Results of Operations (First Quarter Ended June 30, 1998)

         Sales were $1,315,700 for the first quarter ended June 30, 1998 as compared to $1,149,239 for the first quarter of fiscal 1998. This increase of $166,461 (14%) is the result of increased sales of the Macroplastique products due to aggressively expanded overseas marketing activities. The Macroplastique product line now accounts for 93% of total sales.

         It is expected that Macroplastique sales will continue to grow through further market awareness, expansion of the distribution network and the introduction of innovations in Macroplastique implantation for fiscal 1999.

         Management believes there will be upward pressure on selling, general and administrative expenses as efforts continue to market Macroplastique. Increased spending for research and development projects in fiscal 1999 is anticipated, along with expenditures for the United States regulatory approval process. General and administrative costs increased 17% from $206,894 in the first quarter of fiscal 1998 to $242,553 in the first quarter of fiscal 1999. The FDA approval costs in the first quarter of fiscal 1999 were $62,934 compared to none in the first quarter of 1998. Other R&D expenses increased 16% from $134,228 in the first quarter of fiscal 1998 to $155,207 in the first quarter of fiscal 1999. The increase resulted from development and testing efforts on new and existing products. Selling and marketing expenses increased 53% from $217,159 in the first quarter of fiscal 1998 to $331,887 in the first quarter of fiscal 1999, due to the addition of four sales personnel and expanded presence at international and domestic medical conferences to increase market awareness of Macroplastique.

         The income tax expense of $34,596 relates to the profit of a foreign subsidiary in the first quarter of fiscal 1999.

         The operating profit for the three months ended June 30, 1998 was $261,532, compared to $354,335 for same period last year. The decrease is primarily due to the increased operating expenses, partially offset by increased sales.

         For the three months ended June 30, 1998 net income totaled
$249,234; this includes a foreign currency exchange gain of $18,905. Comparatively, the three months ended June 30, 1997 showed $238,692 net income and a $71,095 foreign currency exchange loss.

         In addition to Macroplastique and its related ancillary products, the Registrant sells Bioplastique(TM)Implants for plastic surgery applications. The Company's current focus is on growth in sales of the Macroplastique line for treatment of male and female urinary incontinence and vesicoureteral reflux, while preparing for future growth as it works toward United States regulatory approval.

Liquidity and Capital Resources (First Quarter Ended June 30, 1998)

         As of June 30, 1998, the Company had $4,385,459 in cash and cash equivalents. The $3,403,123 of net proceeds from the private placement of common stock are invested in a short-term investment account. The June 30, 1998 balance of this investment account was $3,413,902 and is included in cash and cash equivalents on the balance sheet. In addition to the private placement proceeds, the capital resources are derived from existing sales of the Registrant's products.

         There is currently no financing arrangement in place for Uroplasty's working capital needs, and the Registrant has no material unused sources of liquidity other than its cash reserves and its accounts receivable balances.

         The company is expanding its manufacturing facility in The Netherlands with the addition of new cleanrooms to triple manufacturing capacity, for which fiscal year 1999 funding of approximately $160,000 will be needed. The capital equipment needs are expected to be financed through lease financing.

         The proceeds of the private placement of common stock will be used to pursue an Investigational Device Exemption (IDE) application, clinical studies and Premarket Approval (PMA) application for Macroplastique(R) with the U.S. Food and Drug Administration. The Company estimates that fiscal year 1999 funding of the IDE, clinical studies and PMA application will be approximately $2,500,000; and that fiscal year 2000 funding for such purposes will be approximately $500,000.

Results of Operations (Fiscal Year Ended March 31, 1998)

During the year ended March 31, 1998, net sales were $4,335,908 compared to $3,334,563 during the year ended March 31, 1997. This increase of $1,001,345 (30%) is the result of substantially higher sales of the Macroplastique product line as a result of increased market penetration by existing distribution outlets. Unit sales of Macroplastique increased 46% for the same period. Sales of Macroplastique were approximately 91% of total sales. It is expected that Macroplastique sales will continue to grow through further market penetration by existing distribution outlets, expansion of its distribution network and the introduction of innovations in Macroplastique implantation techniques.

The gross margin percentage improved from 77% in fiscal 1997 to 78% in fiscal 1998. Management believes that this high level of the gross margin percentage can be maintained as a result of the establishment of a new manufacturing facility, located in Eindhoven, The Netherlands.

Operating expenses increased  24% from $2,204,590 in fiscal
1997 to $2,736,288 in fiscal 1998. The increase in operating expenses is primarily attributable to an increase in the number of employees and the initiation of several research and development projects. General and administrative costs increased from $685,430 in fiscal 1997 to $994,068 in fiscal 1998. Research and development expenses increased from $610,677 in fiscal 1997 to $778,082 in fiscal 1998. Selling and marketing costs increased from $908,483 in fiscal 1997 to $964,138 in fiscal 1998.

Management believes there will be upward pressure on selling, general and administrative expenses as efforts continue to market
Macroplastique. Additionally, management anticipates increased expenditures for research and development projects associated with U.S. regulatory activities for fiscal 1999.

The operating profit for the year ended March 31, 1998, was $661,642, compared to $376,204 for the same period last year, an increase of 76%. This increase is attributed to a higher sales level and controlled operating expenses.

Income tax expense for the year ended March 31, 1998, was $111,860, compared to $0 for the twelve months ended March 31, 1997.
The increase in income tax expense results primarily from the non-availability in 1998 of foreign net operating losses which were available in 1997.

For the year ended March 31, 1998, net income totaled $407,841, compared to $218,221 for the twelve months ended March 31, 1997, an increase of 87%.

Liquidity and Capital Resources (Fiscal Year Ended March 31, 1998)

The Company and its wholly-owned subsidiaries' capital resources are derived from existing sales of the Company's products. As of March 31, 1998, the Company had approximately $890,000 in cash and cash equivalents.

There is currently no financing arrangement in place for the Company's working capital needs, and the Company has no material unused sources of liquidity other than its cash reserves and its accounts receivable balances.

In November, 1997, due to expansion, the Company purchased an office building for its international headquarters in Geleen, The Netherlands. The purchase price of the building was $590,000 and was fully financed through the issuance of a Note Payable, with a variable interest rate (5% per annum at March 31, 1998). Monthly payments consist of $2,563 of principal plus variable rate interest through November 2017. In addition, during the fiscal year the Company made other capital purchases of approximately $450,000, including primarily building improvements and equipment for a new manufacturing plant in Eindhoven, The Netherlands, which was financed by cash from operations.

The proceeds of the sale, in May and June, 1998, of 1,702,950 shares of Common Stock, in addition to cash generated by product sales, will be used to pursue an Investigational Device Exemption (IDE) application and Premarket Approval (PMA) application for Macroplastique with the U.S. Food and Drug Administration. If such proceeds are not sufficient to complete the PMA, additional cash from internal or other sources will be needed.

The Company has significant operations in the United States and internationally. United States net operating loss carryforwards can not be used to offset taxable income in foreign jurisdictions. Furthermore, repatriation of dividends to the U.S. parent may result in additional foreign or U.S. taxes.

Year 2000 Compliance

The financial impact to the Company of year 2000 compliance has not been and is not expected to be material to the Company's financial position or results of operations in any given year. The Company's existing information system, consisting of hardware and software supplied by third parties, is year 2000 compliant. However, because most computer systems are by their nature, interdependent, it is possible that non-compliant third party computers could "reinfect" the Company's computer systems. The Company could be adversely affected by the year 2000 problem if it or unrelated parties fail to successfully address this problem. The Company intends to communicate with the unrelated parties, including its suppliers and regulatory consultants with whom it deals, to coordinate year 2000 compliance. Based on the information developed, the Company may, if needed, develop a contingency plan which will identify where the greatest risks of non-compliance exist and what steps the Company might take in order to deal with the most reasonably likely worst case scenario. The costs incurred in addressing year 2000 compliance will be expensed as incurred, in compliance with GAAP.

BUSINESS

General

   The Company designs, develops, manufactures and markets medical products primarily for the treatment of urinary incontinence. The Company's key product is Macroplastique(R), an injectable soft tissue bulking agent currently used to treat certain types of stress urinary incontinence ("SUI"), the most common form of urinary incontinence.
SUI refers to involuntary loss of urine as a result of activities that increase intra-abdominal pressure, such as coughing, laughing or exercising. Macroplastique also is used to treat vesicoureteral reflux ("VUR"), a condition occurring mostly in children in which urine flows backward from the bladder into the kidney. In addition, some doctors in Europe are beginning to use Macroplastique to treat incontinence in men recovering from prostate surgery. In June 1996, Macroplastique received a CE mark in Europe (similar to FDA approval in the United States), allowing the product to be sold throughout the European Union. Macroplastique is not sold in the United States because it has not been approved for marketing by the Food and Drug Administration ("FDA"). In May and June, 1998, the Company completed a private placement of 1,702,950 shares of its Common
Stock, the proceeds of which will be used to fund the Company's efforts to obtain FDA pre-market approval for Macroplastique, which would allow the Company to enter the U.S. female stress urinary incontinence treatment market.

It is estimated that urinary incontinence afflicts about 5% of the general population and women comprise about 85% of the sufferers. In Europe, currently the Company's largest market, approximately 17 million people suffer from various forms of urinary incontinence and about 14.5 million of these sufferers are women. Bulking agents such as Macroplastique are used to treat women with SUI caused by intrinsic sphincter deficiency, estimated by the Company to comprise 10% of the female incontinence market or about 1.4 million women in Europe alone. VUR is primarily a pediatric concern, with a prevalence estimated to be as high as 1% of the pediatric population. The Company estimates that about half of this population are candidates for Macroplastique treatments. Of the estimated 2.6 million European men who are incontinent, the Company believes about 25% are candidates for treatment with Macroplastique.

Macroplastique consists of soft, flexible, solid, highly textured particles of heat vulcanized polydimethylsiloxane (solid silicone) suspended in a water-based biocompatible carrier solution.
Macroplastique is not a silicone gel, the compound which became controversial in its use in breast implants. Macroplastique was first introduced in the European urological marketplace in 1991 and has been used to treat approximately 15,000 patients over the last seven years with no reported serious product related adverse incidents.

Urinary Incontinence Market

Urinary incontinence is an involuntary loss of urine, so severe it has social and/or hygienic consequences.  In varying degrees, urinary
incontinence is a problem suffered by millions of people worldwide.   The
Agency for Health Care Policy and Research (a division of the Public Health Service, U.S. Department of Health and Human Services) estimated in 1996 that there were approximately 13 million adults with urinary incontinence in the United States. The same agency estimated the total cost (utilizing all management and curative approaches) of treating incontinence of all types in the United States as $15 billion in 1996. Urinary incontinence can result in a substantial decrease in a person's quality of life and is often the main reason a family commits an elderly person to nursing home care.

The Company estimates there are approximately 11 million female urinary incontinence sufferers in the United States and 14.5 million female urinary incontinence sufferers in Europe. Of these populations, the Company believes that there are approximately 1 million American women and 1.4 million European women who are suitable for treatment with Macroplastique. The Company expects that the incidence of urinary incontinence will rise as the percentage of elderly people continues to increase.

Types of Urinary Incontinence

The mechanisms of urinary incontinence are complicated and involve the interaction between several anatomical structures. In females, urinary continence is primarily controlled by the urinary sphincter. This muscle surrounds the urethra and provides constrictive pressure to prevent urine from flowing out of the bladder. Urination occurs when the urinary sphincter relaxes as the bladder contracts, allowing urine to flow through the urethra. The urinary sphincter is also responsible for maintaining continence during periods of physical stress. Urinary incontinence may result when any part of the urinary incontinence tract fails to function as intended. A broad range of conditions and disorders can cause incontinence, including birth defects (e.g. spina bifida), pelvic surgery, injuries to the pelvic region or the spinal cord, neurological diseases, (e.g.
multiple sclerosis, poliomyelitis) and degenerative changes associated with aging.

Stress Urinary Incontinence: Stress urinary incontinence ("SUI") refers to the involuntary loss of urine due to an increase in intra-abdominal pressure from coughing, sneezing, laughing, straining or lifting. In women, the most common cause of SUI is hypermobility, a lack of anatomic stability primarily caused by weak surrounding tissue, which results in the abnormal movement of the bladder neck and urethra. This anatomical problem is often the result of childbirth. SUI can also be caused by intrinsic sphincter deficiency (ISD), or the inability of the urinary sphincter valve or muscle to function properly. ISD can be due to congenital sphincter weakness or deterioration of the muscular wall of the urethra after trauma, prostatectomy, spinal cord lesion or radiation therapy. To date, Macroplastique has been used to treat incontinence in women suffering from SUI caused by intrinsic sphincter deficiency.

Urge Incontinence: Urge incontinence refers to the involuntary loss of urine associated with an abrupt and strong desire to urinate. Urge incontinence often occurs with neurologic problems, causing the bladder to contract and empty with little or no warning. Urge incontinence is typically caused by central nervous system lesions (such as a stroke) which impair inhibition of bladder contraction, and local irritating factors such as urinary infection or bladder tumors.

Overflow Incontinence: Overflow incontinence is associated with an over-distention of the bladder. This can be the result of an underactive bladder or an obstruction in the bladder or urethra.

Mixed Incontinence:  Mixed incontinence is the combination of urge and
stress incontinence (and, in some cases, overflow).   Since prostate
enlargement often obstructs the urethra, older men often have urge incontinence coupled with overflow incontinence.

Management and Treatment of Urinary Incontinence

There are two general approaches to dealing with urinary incontinence. One approach is to manage the symptoms of urinary incontinence, such as with pads or diapers. The other approach consists of curative measures that attempt to restore continence, such as surgery or treatment with bulking agents. The Company suggests the treatment of stress urinary incontinence should proceed from the least invasive to the most invasive therapy.


Management of Urinary Incontinence

Absorbent Products: Absorbent products are probably the most common treatment for urinary incontinence of all types; most men and women use these products without consulting a physician. The cost of diapers and pads can be substantial, thus creating a continuous financial burden for patients. Additionally, this management technique requires frequent changing of diapers and pads to control patient embarrassment due to odor.

Behavior Modification: The techniques used in behavior modification include bladder training, scheduled voiding and pelvic floor muscle exercises ("kegels"). Some of the tools used in conjunction with these training regimes are vaginal cones or weights, biofeedback devices and electrical stimulation. While these are typically low-risk procedures, they do not work for many patients and even where effective they only partly alleviate the symptoms and are seldom curative.

Penile Compression Devices: Penile clamps are reserved for temporary use with male incontinence. Complications such as penile and urethral erosion, penile edema, pain and obstruction can occur if clamps are improperly used.

Pelvic Organ Support Devices: Pelvic organ support devices such as pessaries (doughnut-shaped devices made of flexible materials) are designed to temporarily reduce pelvic prolapse and alleviate symptoms of pelvic relaxation in females with and without incontinence. Complications can result when these devices are misused or neglected and can include ulceration of the vagina and rectovaginal and vesicovaginal fistula. Persons using pessaries require frequent and regular monitoring.

Occlusion Devices: Urethral occlusion devices, or "plugs," consist of tiny disposable products intended to be used by a sub-segment of stress incontinent women (women that are younger, more physically active, and are motivated to use a disposable urethral plug on a daily basis). The primary problems with this device are urinary tract infections, treatment compliance and progressive urethral dilation which may require larger plugs over time.

Urinary Catheters and Collection Devices: There are four types of urinary catheters: 1) intermittent (inserted through the urethra into the bladder every 3 to 6 hours for bladder drainage; may be appropriate for the management of acute or chronic urinary retention); 2) indwelling (closed sterile system inserted through the urethra to allow for bladder drainage; may be needed for short-term treatment and for terminally ill patients); 3) suprapubic (requires percutaneous or surgical introduction of a catheter into the bladder through the abdominal wall, for short-term use following gynecologic, urologic and other types of surgery or as an alternative to long-term urethral catheter use in men); and 4) external collection (devices made from latex rubber, polyvinyl or silicone like a condom and are secured on the shaft of the penis by a double-sided adhesive, latex or foam strap and are connected to urine collecting bags by a tube; may be useful for short-term maintenance). The type and severity of incontinence and the patient's physical and mental condition determine which is the best catheter option for the patient.

Drug Therapy: Drug treatment is used to manage multiple types of urinary incontinence. These drugs tend to fall into one of two categories: those that manage urge urinary incontinence by affecting the contraction of the muscle tissue of the bladder and those that manage stress urinary incontinence by either affecting contraction of the muscle tissue of the bladder neck or improving the quality of the mucosal lining of the bladder neck and urethra. Drugs seldom cure stress urinary incontinence and the potential side effects include urinary retention, nausea, dizziness, blurred vision and the possibility of unwanted interactions with other drugs.

Curative Treatments for Urinary Incontinence

Surgery: In women, stress urinary incontinence can be surgically corrected through various suspension and sling procedures. In these procedures, the physician elevates and stabilizes the urethra and bladder neck. Current surgical procedures require vaginal or abdominal incisions and are typically performed under general anesthesia. Surgery is expensive, traumatic and involves a 3-10 day hospital stay with several months required for full recovery. In men, the main surgical option is an implanted artificial urinary sphincter. However, it carries with it the inherent risks of device malfunction, tissue erosion and atrophy and infection. In practice, the artificial urinary sphincter is rarely applicable to the management of uncomplicated stress incontinence.

Injectable Bulking Agents: Bulking agents are inserted with a needle into the area around the urethra, thereby augmenting the sphincter. Hence, these materials are often called "bulk-enhancing agents" or "injectables." Bulking agents may be either synthetic or biologically derived. Bulking agents are an attractive alternative to surgery because they are considerably less invasive than many of the surgical procedures described above. For this reason, bulking agents represent a particularly desirable treatment option for the elderly or infirm who may not otherwise be able to withstand the trauma and morbidity resulting from a fully invasive surgical procedure. Active women also can benefit from the use of bulking agents since their use will often allow the patient to return to normal activities in a matter of days instead of weeks for fully invasive surgical procedures. The 1996 Clinical Practice Guidelines published by the U.S. Department of Health and Human Services recommend periurethral bulking agents as first line treatment for men with intrinsic sphincter deficiency and for women with intrinsic sphincter deficiency who do not have co-existing hypermobility.

The two major types of bulking agents are biologically derived agents and synthetic bulking agents. Biologically derived bulking agents include injections of autologous fat and bovine collagen. Fat injections involve complex, invasive harvesting of the patient's own fat cells and reinjecting them into the bladder neck. Another procedure involves the injection of processed bovine collagen. The two most commonly used synthetic bulking agents are Macroplastique (polydimethylsiloxane) and Teflon(C) paste (polytetrafluoroethylene, also known as PTFE).

Macroplastique

The Company's Macroplastique product is an injectable soft tissue bulking agent primarily used to treat stress urinary incontinence in women. Macroplastique is a proprietary composition of heat vulcanized, highly textured, solid, soft and irregularly shaped polydimethylsiloxane (solid silicone) particles suspended in a biocompatible carrier solution. Based on the Company's clinical experience, Macroplastique does not cause chronic inflammation, is not absorbable by the body and does not migrate. Macroplastique is used to provide permanent bulking or augmentation of the urethral sphincter. The actual implantation of Macroplastique is minimally invasive and can be accomplished using less than 30 minutes of the physician's time in an inpatient or outpatient setting. It is designed to restore the patient to normal urinary continence almost immediately following treatment. Macroplastique is also used to treat vesicoureteral reflux, a condition occurring primarily in children, and urinary incontinence in men after prostate surgery.

The Company markets Macroplastique on the basis that its use can lead to lower surgical risk, shorter recovery time and less expense than more invasive alternatives. The advantages of Macroplastique, in the Company's view, include the following:

No Absorption/Migration: The Macroplastique elastomer particles are soft, heavily textured and irregularly shaped, to provide numerous surfaces to allow for rapid deposit of host collagen (a form of scar tissue) between the individual particles and around the periphery of the injected product. The highly irregular shapes of optimally sized particles minimize the potential for migration by the propensity of individual particles to interlock with each other to form larger agglomerates.

Biocompatible: The medical grade polydimethylsiloxane used in Macroplastique is commonly utilized in many other biomedical applications and has a well-documented safety record for biomedical usage. For example, such elastomers have been and are used for long term implants such as pacemaker leads and hydrocephalic shunts. Macroplastique itself has undergone extensive testing to confirm its favorable biocompatibility characteristics.

Clinical Experience: The Company's seven year clinical experience with more than 15,000 patients, all outside the United States, supports the effectiveness of Macroplastique. During this time period, no serious product-related adverse reaction of any kind has been reported to the Company.

Minimally Invasive/Cost Effective: Macroplastique is designed to offer surgeons and their patients a minimally invasive, long-lasting and cost-effective treatment for female and male stress urinary incontinence and vesicoureteral reflux. The Company has developed an implantation procedure for Macroplastique that is technologically feasible, easily performed and effective.

Marketing, Distribution and Sales

   The Company markets and sells Macroplastique and the related ancillary products used in the implantation procedure only in countries outside the United States, primarily in Europe. The Company uses a direct sales force of six persons in the United Kingdom and three persons in the Netherlands. For approximately 20 other countries in which the Company markets Macroplastique, it uses a network of distributors. The Company has written agreements with the individual distributors if their distribution rights exceed one year. None of the distributors sells injectable products which compete directly with Macroplastique. The Company's technical staff in the Netherlands provides training for the distributors. The Company's largest distributor is ABS, which sells in France, and which accounted for 14% of the Company's sales in fiscal 1998. (See "Business - Dependence on One or a Few Major Customers")
No other distributor accounted for more than 10% of the Company's sales. Collectively, the Company's distributors accounted for approximately 54% and 48% of total sales in fiscal years 1998 and 1997, respectively.

Other Products

   The Company also sells the materials contained in Macroplastique for plastic surgery applications under the name
BioplastiqueT Implants, in limited markets. In addition, the Company has been selling some specialized wound care products as a distributor.

The Company recently introduced a new product to the gynecology and urology market called the UroScopeT. This is a modified short endoscope specifically designed for the administration of Macroplastique in females.

Government Regulations

As a medical device manufacturer, the Company is subject to government regulations in every market where its products are sold. In markets such as the United States and Europe, these regulations are substantial and play a significant role in the Company's designing, testing, manufacturing, and marketing of its products.

In order to market its products within the countries of the European Union, the Company is required to obtain CE marking for its products. To obtain CE marking, a product must comply with the requirements set forth in Council Directive 93/42/EEC published in Volume 36 (12 July 1993) of the Official Journal of the European
Communities.  This document is often called the "Medical Device
Directives" (MDD) in Europe. The requirements for new medical devices set forth in this document are based upon their relative risk to the patient. Medical devices that present a low risk to the patient (Class I devices) have relatively few requirements for CE mark authorization. Medical devices that present a greater risk to the patient such as long-term implantables (Class IIb and III) have more rigorous requirements for CE mark approval. CE mark authorization is granted by organizations called "Notified Bodies" that are approved by their respective national
"Competent Authorities" (which are usually referred to as national Health Ministries) to conduct medical device evaluations. Notified Bodies are technical expert organizations that serve as the auditing and certifying arm of the Competent Authorities.

Under the European MDD, Macroplastique is considered a Class
IIb device. To obtain the CE Mark for Macroplastique, the Company was required to submit extensive information regarding the product design, labeling, safety, preclinical and clinical testing results to its Notified Body for evaluation by expert reviewers. In addition, the Company maintains registration to rigorous quality standards ISO 9001 and EN46001
(EN46001 references ISO 9001 with additional medical device requirements). After successfully demonstrating full compliance to the MDD, the Notified Body issued a "Certificate of Authorization" to the Company in June 1996 which allowed the Company to place the CE mark on Macroplastique. With CE marking, Macroplastique can be marketed throughout the European Union after fulfilling any additional national requirements. The Company is subject to periodic surveillance audits by its Notified Body to ensure it adheres to the requirements of the MDD.
Changes in existing requirements or adoption of new requirements or policies could adversely affect the ability of the Company to comply with regulatory requirements. Failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance the Company will not be required to incur significant costs to comply with laws and regulations in the future, or that laws or regulations will not have a material adverse effect upon the Company's business, financial condition or results of operations.

The Company maintains facilities in the United States, United
Kingdom and The Netherlands, each of which has numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations now or in the future or that such laws or regulations will not have a material adverse effect upon the Company's ability to do business.

In the United States, the Company must comply with the Federal, Food, Drug and Cosmetic Act, as amended, which is enforced by the Food and Drug Administration (the "FDA"). These regulations are complex but generally function by associating a level of risk with a proposed product. Products which are lower risk, such as surgical gloves (considered a Class I device) have fewer requirements for marketing than products which are life sustaining, diagnostic, or long-term implants (considered Class III devices). The FDA has determined that urethral bulking agents such as Macroplastique are Class III devices subject to a Pre-Market Approval (PMA) application prior to marketing in the United States.

A PMA application is a rigorous submission that requires the manufacturer to substantiate the product's claims of safety and effectiveness with valid scientific evidence. The PMA process is lengthy and expensive with no guarantee of final approval at its completion. A typical PMA submission includes very detailed, technical descriptions of the proposed device, the device's manufacturing and quality control systems, the pre-clinical (biocompatibility) testing performed on the device, and the results of human clinical studies. After receiving the PMA submission from the manufacturer, the FDA will normally review the information for 1-2 years. During this time period the FDA usually assembles a panel of clinicians to make a non-binding recommendation of whether to approve the product. The FDA will also conduct an onsite inspection of the manufacturer to establish that the FDA's manufacturing and quality system requirements (called Good Manufacturing Practices, or GMP's) will be followed during the production of the device. In some instances, the FDA will decide that additional testing or clinical studies are necessary to support the PMA submission. Such a decision considerably lengthens the time and expense required for obtaining U.S. marketing approval. If the FDA approves PMA submission, it may still place certain conditions on the manufacturer, such as the initiation of a post-marketing study or restrictions to the product's intended use.

After approval of the PMA submission, the Company must comply with other FDA regulations to maintain its U.S. marketing approval. The Company's manufacturing facilities will be subjected to routine inspections by the FDA to ensure that the Company is in compliance with GMP regulations. Because the Company's quality system has already achieved ISO 9001 registration, the Company believes that few additional elements will be required to satisfy the GMP regulations. However, there can be no assurance that the FDA would find the Company's quality system to be in compliance with all relevant aspects of the requirements (See "Business - Manufacturing"). The
Company must also comply with U.S. Medical Device Reporting (MDR) regulations, which require companies to document and investigate device malfunctions or any deaths or serious injuries that may be associated with the use of their products. The FDA will also scrutinize all labeling and marketing claims made by the Company to ensure that only the product indications specifically approved by the FDA are promoted by the company.

The Company is also subject to a variety of state and local laws and regulations in those states or localities where its product will be marketed. Any applicable state or local regulations may hinder the Company's ability to market its products in those states or localities.

Third-Party Reimbursement

Throughout much of the world, the Company sells Macroplastique to hospitals and other users who often transfer the cost of the medical product and services to various third-party payers, such as government health programs, private health insurance plans, managed care organizations and other similar programs. These third-party payers may deny or substantially limit reimbursement if they believe that a medical device was not used in accordance with established payer protocols regarding cost-efficient treatment methods, was used for an unapproved indication or was not otherwise covered. In some markets, medical device manufacturers are being forced to demonstrate the clinical efficacy and cost-effectiveness of their products to third-party payers before these organizations will agree to provide reimbursement to users. Changes to third-party reimbursement policies in the United States, Europe and other potential Macroplastique markets could result in diminished revenues to the Company.

In most European nations and other Macroplastique markets, third party reimbursement is currently available for Macroplastique for the treatment of urinary incontinence. Within the United States, third-party reimbursement is currently available for certain bulking agents and the Company expects to obtain third-party reimbursement for Macroplastique if and when the product is approved for marketing.
However, there is currently no uniform policy for reimbursement in the United States and no guarantee Macroplastique will be reimbursed at the levels expected by the Company, if at all. The availability of third-party reimbursement for Macroplastique or competitors' products and continuing efforts to reduce the costs of health care by decreasing reimbursement rates may reduce the price received by the Company for Macroplastique.


Product Liability

The medical device industry is subject to substantial litigation.
The Company is a manufacturer of a long-term implantable device and consequently faces an inherent business risk of exposure to product liability claims resulting from alleged adverse effects to the patient. The Company currently carries product liability insurance but there can be no assurance the Company's existing insurance coverage limits are adequate to protect the Company from any liabilities which it might incur in connection with the clinical trials of Macroplastique or the initial commercialization of Macroplastique in the United States. There can be no assurance that liability claims will not exceed coverage limits. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. Furthermore, the Company does not expect to be able to obtain insurance covering its costs and losses as a result of any recall of its products due to alleged defects, whether such a recall is instituted by the Company or required by a regulatory agency. A product liability claim, recall or other claim with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on the business, financial condition and results of operations of the Company.

Manufacturing

At this time, the Company only manufactures Macroplastique at its facilities in The Netherlands from medical grade materials obtained from qualified suppliers. At such time in the future as it receives FDA approval of its PMA submission, the Company expects to begin manufacturing Macroplastique in the United States. The Company's facilities utilize dedicated heating, ventilation, and high efficiency particulate air (HEPA) filtration systems for the manufacturing area to provide a controlled working environment. All manufacturing processes, including material storage and handling, gowning, and cleaning are performed according to written procedures approved by the Company's quality department. All critical manufacturing processes are performed in a cleanroom environment by trained production technicians. An outside vendor sterilizes Macroplastique using a validated method and returns the product to the Company for final inspection and testing.

The Company currently purchases its base silicone solution from Advanced Silicone, Inc. and its carrier solution from GAF Corporation, which are single sources of supply for such products at the moment, and with neither of whom does it have a supply agreement. Alternative suppliers for these materials do exist should the current suppliers discontinue production or distribution. However, the Company would need to complete additional testing to qualify the materials obtained from any new suppliers. Additionally, limited notice of the need to switch suppliers for either of these materials could result in production delays and inventory depletion.

The Company's manufacturing facilities are periodically audited by an independent registrar to ensure compliance with ISO 9001 and EN 46001 quality system requirements. Prior to marketing the product in the United States, the Company will also be inspected by the U.S. FDA and will also be subject to any additional state, local and federal government regulations in both the United States and The Netherlands applicable to the manufacture of the Company's products. See "Business -
Government Regulations".

Competition

Competition in the urinary incontinence products market is intense. The Company faces competition from existing manufacturers of management and curative treatments for urinary incontinence, including competing manufacturers of commercially available bulking agents, as well as from companies developing new or improved treatment methods for urinary incontinence. The Company believes the principal competitive factors among treatment methods for urinary incontinence include physician and patient acceptance of the method in managing or curing incontinence, cost and the availability of third-party reimbursement, marketing and sales capability and the existence of meaningful patent protection. The Company's ability to compete in this market also will depend on the consistency of its product quality and delivery and product pricing. Other factors within and outside the Company's control include its product development and innovation capabilities, ability to obtain required regulatory approvals, ability to protect its proprietary technology, manufacturing and marketing capabilities and ability to attract and retain skilled employees.

Current major competitors who compete in the urinary incontinence management and treatment market include Kimberly-Clark
Corp. and Procter & Gamble Co. for adult diapers and absorbent pads; Empi, Inc. and MedCare Technologies, Inc. with electrical pelvic floor stimulators and behavioral treatments; Abbott Laboratories, Warners Wellcome and Hoechst Marion Roussell for pharmaceutical treatments;
C. R. Bard, Inc., Kendall Co., Mentor Corp. and Baxter International for catheter/urine collection bag drainage systems; and American Medical Systems, Inc., a division of Pfizer, Boston Scientific Corporation, Influence, Inc. and Johnson & Johnson for sling procedures and artificial sphincter implants. The Company believes that some of its current competitors and others that do not have injectable bulking products are also seeking to develop competing bulking agents.

There are currently at least two injectable soft tissue bulking agent products that compete directly with Macroplastique, both of which are supplied by companies with considerably larger financial and other resources than Uroplasty. These products are Urethrin(R), manufactured and distributed only outside the United States by Mentor, Inc. and Contigen(R), manufactured by Collagen Corporation and distributed by C.R. Bard, in both the United States and foreign markets. The Company expects other devices for treating urinary incontinence by means of soft tissue injection therapy will become available in the future and competition will continue to intensify. In addition, Advanced Uroscience, Inc. and the Convatec division of Bristol, Meyers, Squibb are seeking regulatory approval for an injectable bulking agent.

Many of the Company's competitors and potential competitors have significantly greater financial, manufacturing, marketing, distribution and technical resources and experience than the Company. In addition, many of the Company's competitors offer broader product lines within the urology market, which may give such competitors the ability to negotiate exclusive, long-term supply contracts and to offer comprehensive pricing for their products. It is possible that other large health care and consumer products companies may enter this industry in the future. Furthermore, smaller companies, academic institutions, governmental agencies and other public and private research organizations will continue to conduct research, seek patent protection and establish arrangements for commercializing products. Such products may compete directly with any products which may be offered by the Company in the future.

Dependence on One or a Few Major Customers

Approximately 14% of the Company's total sales during the fiscal year period ended March 31, 1998 were made to ABS, the Company's distributor for France. ABS, which holds 100,000 shares of Uroplasty common stock, is not affiliated with the Company. No other distributor accounts for in excess of 10% of the Company's sales.

Patents, Trademarks, and Licenses

The Company's success depends in part on its ability to obtain and maintain patent protection for its products, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. The Company seeks to protect its technology by filing patent applications for patentable technologies that it considers important to the development of its business based on an analysis of the cost of obtaining a patent, the likely scope of protection and the relative benefits of patent protection compared to trade secret protection, among other considerations. The Company also relies upon trade secrets, know-how and continuing technological innovation to develop and maintain its competitive position.

Multiple patents covering the Macroplastique materials, processes and applications have been issued to the Company by the United States, United Kingdom, German and Japanese Patent Offices. Such patents will expire in the United States at various times between 2010 and 2013. Applications are also currently pending in various other countries, including Canada and other European countries. There can be no assurance that any of the Company's pending or future U.S. or foreign patent applications will result in issued patents, or that any issued patents will be of sufficient scope or strength to provide meaningful protection of the Company's products. The coverage sought in a patent application can be denied or significantly reduced before the patent is issued. In addition, there can be no assurance that any current or future U.S. or foreign patents of the Company will not be challenged or circumvented by competitors or others, or that such patents will be found to be valid or sufficiently broad to protect the Company's technology or provide the Company with any competitive advantage.
Should attempts be made to challenge, circumvent or invalidate the Company's patents in the U.S. Patent and Trademark Office or courts of competent jurisdiction, including administrative boards or tribunals, the Company may have to participate in legal or quasi-legal proceedings therein to maintain, defend or enforce its rights in these patents.
Any legal proceedings to maintain, defend or enforce the Company's patent rights could be lengthy and costly, with no guarantee of success.

The Company also relies heavily upon trade secrets and other proprietary information. The Company seeks to maintain the confidentiality of such information by requiring employees, consultants and other parties to sign confidentiality agreements and by limiting access by parties outside the Company to such information. There can be no assurance, however, that these measures will prevent the unauthorized disclosure or use of this information or that others will not be able to independently develop such information. Additionally, there can be no assurance that any agreements regarding confidentiality and non-disclosure will not be breached, or, in the event of any breach, that adequate remedies would be available to the Company.

In July 1998, the Company announced that the United States Patent and Trademark Office ("USPTO") had informed the Company that the USPTO will, as Uroplasty requested, initiate an interference proceeding between Uroplasty and Advanced UroScience, Inc. ("AUI"), White Bear Lake,
Minneosta, to determine which company was the first to invent carbon-coated micro beads for use in treating urinary incontinence. Although the USPTO originally granted the applicable patent to AUI, the interference proceeding may result in a determination that either Uroplasty or AUI is the proper holder, or that a patent should not have been granted. Uroplasty expects that it could take the USPTO twenty-four months or more to reach a final decision concerning this matter. An interference proceeding, like other patent litigation, can be complex, time-consuming and expensive. The interference proceeding does not involve Macroplastique. Subsequently, the Company brought suit against AUI and certain related defendants, alleging a wrongful taking and misuse of the Company's trade secrets pertaining to the carbon-coated micro beads.

In 1992, the Company and its then parent, Bioplasty, Inc., were sued by Collagen Corporation, which alleged that Macroplastique infringed on one of its U.S. patents for a bulking agent. The parties entered into a license and settlement agreement in 1993 pursuant to which the Company pays Collagen a royalty of 5% of net sales of certain products sold in the United States with a minimum of $50,000 per year. Recently, the Company received several letters from Collagen's counsel questioning whether additional royalties were payable as a result of either the manufacture or sale by the Company of Macroplastique in the United States. The Company's position is that royalties are payable only on "net sales" in the United States, and, there having been none, no additional royalties are payable. Collagen has not brought any new or renewed legal action in connection with its claims and allegations. There can be no assurance, however, that Collagen or any other third party will not pursue legal action with respect to these matters.

Claims by competitors such as Collagen and other third parties that the Company's products allegedly infringe the patent or other intellectual property rights of others could have a material adverse effect on the Company. There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry, and intellectual property litigation may be used against the Company as a means of gaining a competitive advantage. Intellectual property litigation is complex, time-consuming and expensive, and the outcome of such litigation is difficult to predict. Any future litigation, regardless of outcome, could result in substantial expense to the Company and significant diversion of the efforts of the Company's technical and management personnel. An adverse outcome in any litigation could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from others, if licenses to such rights could be obtained, or require the Company to cease making, using or selling certain products. There can be no assurance that any licenses required under any patents or proprietary rights would be made available on terms acceptable to the Company, if at all. In addition to being costly, protracted litigation to defend or prosecute intellectual property could result in the Company being unable to commercialize Macroplastique on a timely basis or at all, and could have a material adverse effect on the Company's business, financial condition and results of operations.

Although the Company intends to apply for additional patents and vigorously defend issued patents, management believes that its success as a business will depend primarily upon its development and marketing skills, and the quality and economic value of its products rather than on its ability to obtain and defend patents.

The Company has a Royalty Agreement with three individuals, two of whom are former officers and directors. Under such Agreement, the Company pays royalties, in the aggregate, of three to five percent of net sales of Macroplastique, subject to a monthly minimum of $4,500.
The royalties payable under this Agreement will continue until the patent referenced in the Agreement expires in 2010.

In December 1995, the Company obtained a license from a British surgeon, Sam M. Henalla, for a urethral guiding device designed to make implantation of Macroplastique easier and more precise. Under this agreement, the Company made a cash payment of approximately $30,000 to the licensor and will make royalty payments at the rate of 10% of the worldwide net sales of this device for a period of 10 years.

Research and Development

The Company has an active Research and Development program working to develop new products in the field of incontinence. The Company is also continually working on new methods and devices for the implantation of Macroplastique and on new applications for this material. Expenditures for research and development totaled $778,082 and $610,677 for the fiscal years ended March 31, 1998 and March 31, 1997, respectively. None of these costs were borne directly by customers.

For fiscal year 1999, the Company's research and development expenses will increase significantly. This is due, in part, to the accounting protocol of treating regulatory expenses as research and development expenses. See "Management's Discussion and Analysis".

   The Company has acquired the rights to a urethral guiding device designed to make implantation of Macroplastique in women simpler and more precise. The Company intends to introduce this device late in fiscal year 1999. The Company currently does not intend to charge doctors separately for this product. Instead, the Company will provide an implantation kit including Macroplastique, the urethral guiding device and administration needles. The Company expects the new device to make implantation easier and allow it to be performed on an outpatient basis at the doctor's office. Currently, Macroplastique is injected using a more cumbersome endoscope and patients are usually admitted to the hospital and put under general anesthesia during the procedure.

   The Company is developing a pubovaginal sling which is a surgically implanted device providing support for the bladder neck and urethrea. This device is expected to expand the Company's product line to cover a broader range of female SUI. The Company intends to introduce this product into the U.S. market in early fiscal 2000, pending submission and approval of a 510(k) review by the FDA.

Compliance with Environmental Laws

Compliance by the Company with applicable environmental requirements during its fiscal years ended March 31, 1998 and 1997 has not had a material effect upon the capital expenditures, earnings or competitive position.

Employees

As of March 31, 1998, the Company had thirty-eight employees, of which thirty-two were full-time, two temporary and four part time. None of such employees has a collective bargaining agreement with the Company.

Property

The Company owns office and warehouse space at Hofkamp 2, 6161 DC Geleen, The Netherlands. In addition, the Company leases office, warehouse, laboratory and production space at 2718 Summer
Street NE, Minneapolis Minnesota 55413-2820, USA pursuant to a lease expiring in February, 2000; and office and warehouse space at Unit 3, Woodside business Park, Whitley Wood Lane, Reading, Berkshire
RG2 8LW, United Kingdom pursuant to a lease expiring in September, 2001; and office, warehouse, laboratory and manufacturing space at Industrieweg 12, 5627 BS Eindhoven, The Netherlands pursuant to a lease expiring
July, 2002; and office space at Hertogsingel 54, 6214 AE Maastricht,
The Netherlands pursuant to a lease expiring in October, 1999. The Company considers its facilities adequate for its foreseeable needs.

Litigation

The Company is not, as of the date hereof, a party to any material pending legal proceedings, nor is its property the subject of any such proceedings. However, the Company has been informed that it will be a party to an interference proceeding, brought at its request, in the United States Patent and Trademark Office and it is a party to a related lawsuit, which it brought for misappropriation of trade secrets.
(see "Business - Patents, Trademarks and Licenses")

Former Parent, and Current Subsidiaries

The Company was incorporated in January 1992 as a wholly-owned subsidiary of Bioplasty, Inc., which was primarily a manufacturer and distributor of breast implants. Because of extensive products liability litigation brought against Bioplasty and all other manufacturers of breast implant products, Bioplasty, Inc. and Uroplasty, Inc. filed for protection from creditors under Chapter 11 of the United States Bankruptcy Code in April 1993. On January 31, 1994, the U.S. Bankruptcy Court confirmed the Joint Plan of Reorganization (the "Plan") of Bioplasty, Inc. and Uroplasty, Inc. Under the Plan, all equity interests held by Bioplasty, Inc. in Uroplasty, Inc. were canceled and new shares of each of Bioplasty, Inc. and Uroplasty, Inc. were issued to creditors, claimants and certain investors. Such persons became the shareholders of Uroplasty, Inc. In addition, under the Plan all pre-petition claims, including known and unknown products liability claims, against Bioplasty, Inc. and Uroplasty, Inc. were discharged, except for certain claims and expenses identified by name and amount, which were allowed by the Court.

In January 1995, Uroplasty, Inc. acquired from Bioplasty, Inc. in a tax-free exchange transaction approved by the shareholders of both companies all its remaining operating assets and liabilities, including the stock of its foreign subsidiaries, in satisfaction of obligations due Uroplasty, Inc. generated in the normal course of business.

The Company's wholly-owned foreign subsidiaries and their respective principal functions are as follows:

Uroplasty BV -      Incorporated in The Netherlands, is the
                    manufacturer of Macroplastique, and sells
                    Macroplastique outside of The Netherlands to
                    distributors
Uroplasty LTD -     Incorporated in and acts as the sole distributor of
                    Macroplastique, Bioplastique and wound care
                    products in the United Kingdom
Bioplasty BV -      Incorporated in and acts as a distributor of
                    Macroplastique, Bioplastique and wound care products in The Netherlands

MANAGEMENT

Directors and Executive Officers

The Company's Directors and Executive Officers, as of August 31, 1998, were as follows:

Name                  Age  Position             Director Since  Term Expires

Daniel G. Holman      52   Chairman, President, 1994            2000
                           CEO, CFO
Joel R. Pitlor        59   Director             1994            1999
R. Patrick Maxwell    53   Director             1994            1999
Alex Gerwer           43   Director             1998            1999

Susan Hartjes-Doherty 44   Vice President of Operations
                           and Regulatory Affairs, Secretary
Germain E. Willem     51   Vice President of Sales
                           and Marketing
Christopher Harris    39   Vice President of Corporate
                           Development


   All directors are members of the Nominating Committee; all directors except Mr. Holman are members of the Compensation
Committee; and Mr. Maxwell and Mr. Pitlor are members of the Audit
Committee.

   The Company does not have any employment or non-compete agreement with Mr. Holman or Ms. Doherty, whose employment, as such, is at will, but the Company does have employment agreements with Messrs. Willem and Harris.

The following paragraphs describe the business experience of each of the Company's directors and officers. Several of these individuals have served as directors or officers of Bioplasty, Inc., which filed for bankruptcy in April 1993. See "Business - Former Parent and Current Subsidiaries".

Daniel G. Holman has served as Chairman of the Board, President and Chief Executive Officer of Uroplasty, Inc. since February 1994, and as Chief Financial Officer since June 1996. Mr. Holman was Executive
Vice President of Bioplasty, Inc. from 1973 to 1985, its President from 1985 to 1987, and Secretary from 1986 to March 1992. Mr. Holman has been Chairman of the Board of Bioplasty, Inc. since March 1992, and President and CEO since February 22, 1993. Mr. Holman served as Chairman of the Board and Chief Executive Officer of Bio-Vascular, Inc. from June 1988, to September 1991, served as a director of Genetic Laboratories Wound Care, Inc. from February 1988 until July 1993, and as Vice President from February 1988 through November 1992. Mr.
Holman holds a Bachelor of Arts degree in Biology from St. Cloud State
University.

Joel R. Pitlor has been a director since February 1994. Mr. Pitlor served as a director of Bioplasty from January 1989 until May 1996. For over sixteen years, he has been the owner and manager of a management consulting firm. Mr. Pitlor is presently a Director of Precision Optics Corporation, which is publicly-held. Mr. Pitlor holds a Bachelor of Science degree from MIT and serves as Personal Advisor to several
CEOs.

R. Patrick Maxwell was appointed a Director of Uroplasty in April 1994 and elected by shareholders in August 1997. Mr. Maxwell has been an attorney since 1969. Mr. Maxwell holds and has held management positions in numerous other businesses (primarily temporary placement services, telemarketing and legal expense insurance).

Alex Gerwer was elected a director of Uroplasty in August, 1998. Mr. Gerwer has been a Principal and Consultant for AKN in San Diego, California, a management consulting firm to medical product companies since 1990. From 1988 to 1990, he was the Manager of New Business Development for Nihon Kohden America, a medical electronics company in Irvine, California. Mr. Gerwer was a Research Scientist for Diatek, Inc. in San Diego, California from 1986 to 1988. Mr. Gerwer received a B.S. in Chemistry and Physics from the University of Michigan, and a Master of Science in Chemical Physics from the California Institute of Technology.

Susan Hartjes-Doherty joined Bioplasty, Inc. in September 1991 as Director of Operations and served as Vice President of Operations from April 1993 until May 1996. In November 1994, Ms. Doherty was appointed Vice-President of Operations for Uroplasty, Inc. and was elected Secretary in September, 1996. Prior to 1991, Ms. Doherty was Director of Operations at Bio-Vascular, Inc. in St. Paul, Minnesota from November 1989 to September 1991. Prior to that time, she served at various other pharmaceutical and medical device companies in management-oriented positions in production, quality assurance and research. Ms. Doherty has Bachelor of Arts degrees in Biology-Microbiology and BioMedical Science from St. Cloud State University, and has done graduate work in the biological sciences. Ms. Doherty is a senior member and a Certified Quality Auditor of the American Society for Quality and served several years on its Executive Committee and is a member of the American Society of Microbiology, and the Henrici
Society for Microbiologists. She has served on several national and international standards committees.

Germain E. Willem joined the Company in November 1994 as Director of International Sales and Marketing and became Vice President of Sales and Marketing in January 1997. Mr. Willem has 20 years of experience in international sales and marketing of medical devices, including the AMS division of Pfizer Product Group. Mr. Willem has a degree in engineering from the 'Industriele Hogeschool West Vlaanderen' in Belgium. He has been active in standardization organizations for medical devices both in Belgium and The Netherlands.

Christopher Harris joined Bioplasty in October 1989 as Area Sales
Manager in the United Kingdom. Since September 1994, Mr. Harris has been the Managing Director of the Company's subsidiary in the United Kingdom. In February 1996, Mr. Harris was appointed as Director of Corporate Development and in January 1997 he was appointed Vice
President of Corporate Development. Mr. Harris, a certified nurse in the United Kingdom, practiced general surgery nursing for two years and operating room nursing for nine years prior to 1989.

Management Compensation

    The following table sets forth, in summary form, (1) the compensation paid for the years shown in the table, to Daniel G. Holman, the Company's Chairman, President, CEO and CFO and to Susan Hartjes-Doherty, the Company's Vice President of Regulatory Affairs and Operations and Secretary; (2) the stock options and stock appreciation rights granted to such individuals for the years shown; and (3) long-term payouts and other compensation for the years shown:


Summary Compensation Table

                                                                       Long Term Compensation (1)
                            Fiscal Year                                --------------------------
                            Annual Compensation                                Awards
-------------------------------------------------------------------------------------------------
                                                           Other                     Securities
Name                                                       Annual      Restricted      Under-
and                                                        Compen-       Stock         lying
Principal                                                  sation        Awards        Options
Position              Year     Salary($)    Bonus($)         ($)          ($)          SARs(#)
-------------------------------------------------------------------------------------------------
Daniel G. Holman      1998      161,919          --         25,632 (2)      --          70,000
CEO                   1997      154,162          --         28,818 (2)      --               0
                      1996      146,534          --         18,016 (2)      --          15,000

Susan Hartjes-Doherty 1998      102,160       5,000         --              --          40,000
Vice President

Total Compensation for All Executive Officers
 For Fiscal Year 1998:
 (Four Persons)                        475,617



(1) There were no payouts under a "long-term incentive plan" (called "LTIP") for the years shown, nor was any other form of compensation paid or awarded.

(2)   Reimbursement of expatriot living expenses in The Netherlands.

      Mr. Pitlor receives a $2,000 per month consulting fee from the Registrant under a month to month agreement. All non-employee Board members who do not receive any other form of compensation from the Registrant receive $500 per board meeting attended. In addition, directors participate in the Registrant's option plan.


Option/SAR Grants Table


Option Grants in Fiscal Year Ended March 31, 1998

-----------------------------------------------------------------------------

                  Number of         Percent of
                  Securities        Total Op-
                  Underlying        tions/SARS
                  Options           Granted to      Exercise or    Securities
                  /SARS             Employees in    Base Price     Expiration
Name              Granted(#)        Fiscal Year      ($/Share)        Date
-----------------------------------------------------------------------------

Daniel G.            50,000           15.1%            $1.00       April 2002
Holman, CEO          20,000            6.0%            $3.25       February 2003

Susan Hartjes-       25,000            7.6%            $1.00       April 2002
Doherty, V.P.        15,000            4.5%            $3.25       February 2003



(1) Options for 250,000 shares were granted to officers and directors during the fiscal year ended March 31, 1998.

   The Company adopted an Incentive Stock Option Plan (the "1995
Plan") in May 1995 which provided for the granting of options to purchase 350,000 shares of stock. At March 31, 1998 there were 177,200 options outstanding under the 1995 Plan. In April 1997, the Board of Directors adopted and in August 1997, the Company's shareholders approved the 1997 Stock Option Plan (the "1997 Plan") pursuant to which 500,000 shares of common stock have been reserved. At March 31, 1998 there were 313,000 options outstanding under the 1997 Plan. (In addition, the Company had 15,000 options outstanding not issued pursuant to either Plan.) Both Plans required that options be granted at exercise prices equal to or greater than the fair market value of the stock at the time of the grant.

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Value Table

                                                   Number of
                                                   Securities       Value of
                                                   Underlying       Unexercised
                                                   Unexercised      In-the-Money
                                                   Option/SARs      Options/SARs
                 Shares acquired      Value        At FY-End (#)    at FY-End ($)
Name             on Exercise          Realized ($) Exercisable      Exercisable
----------------------------------------------------------------------------------

Daniel G.            10,000            27,000        95,000           181,250
Holman, CEO

Susan Hartjes-          --               --          65,000           125,000
Doherty, V.P.



PRINCIPAL SHAREHOLDERS

   At June 30, 1998, the Company had 5,917,371 shares of common stock outstanding and options for 483,200 shares of common stock outstanding.

   The following table sets forth the number of shares of the Company's common stock and the percentage of the total number of shares outstanding beneficially owned, as of June 30, 1998, by (i) each person known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock, (ii) each director, (iii) each executive officer of the Company who is named in "Management
Compensation" above, and by (iv) all directors and executive officers as a group:


Name and Address of              Number of Shares
Beneficial Owner                 Beneficially Owned      Percent of Class(7)
----------------------------------------------------------------------------

Bruce P. Mindich
555 White Plains Road
Tarrytown, NY  10591                1,100,000                     18.6%

Daniel G. Holman
2718 Summer Street NE
Minneapolis, MN  55413-2820           299,981 (1)                  5.1%

Susan Hartjes-Doherty
2718 Summer Street NE
Minneapolis, MN 55413-2820            122,203 (2)                  2.1%

Joel R. Pitlor
19 Chalk Street
Cambridge, MA  02139                  145,000 (3)                  2.5%

R. Patrick Maxwell
Templeton & Associates
10 South Fifth Street, Suite #990
Minneapolis, MN  55402                 65,307 (3)                  1.1%

Alex Gerwer
2718 Summer Street NE
Minneapolis, MN 55413-2820            43,800 (4)                    .7%

Directors and Executive
Officers as a Group (7 persons)      768,291 (5)(6)               12.2%



(1)   Includes 95,000 shares held under options to purchase common stock.

(2)   Includes 65,000 shares held under options to purchase common stock.

(3)   Includes 45,000 shares held under options to purchase common stock.

(4)   Includes 30,000 shares held under options to purchase common stock.

(5)   Includes 372,000 shares held under options to purchase common stock.

(6) To the Company's knowledge, the persons named have both voting and investment power over the shares listed.

(7) Percentages were calculated on the basis of outstanding securities owned by each person or group of persons named, plus, for each person or group any securities that can be acquired within 60 days pursuant to exercise of options.


SELLING SHAREHOLDERS

   All of the shares of the Company's Common Stock offered hereby are being offered by certain shareholders of the Company
(referred to herein as the "Selling Shareholders"). None of the Selling Shareholders is an affiliate of the Company, except for Patrick Maxwell, who is a director of the Company.

   The names of the Selling Shareholders are stated below. None of such persons has had or held a position, office or material relationship with the Company or any of its predecessors or affiliates within the past three years, except for Patrick Maxwell, who is a director of the Company. The table below also states the total number of shares of the Company's Common Stock registered in the name of each of such persons which are covered by this Prospectus.

   This table covers only shares of the Company's stock covered by this Prospectus and owned by the Selling Shareholders. Such persons may own other shares of the Company's stock.


Name of Shareholder                               Number of Shares

Frank S. Amendola, Jr.                                       5,000
Robert W. Amis, Jr.                                         15,000
Frederick P. Angst                                          10,000
Glenn Bartoo                                                 6,000
John D. Bartsh and Lonna Bartsh, JTWROS                      2,500
Robert James Beck                                            5,000
First Trust NATL ASSN TTEE
FBO Arthur A. Beisang IRA                                   20,000
First Trust NATL ASSN TTEE
FBO Shirley F. Beisang IRA                                  20,000
William W. Berg                                              2,500
Herbert J. Bernick                                          10,000
Randy E. Bickmann                                            5,000
James G. Bigelow, Sr.                                       10,000
Vannoy C. Black and Cynthia F. Black JTWROS                 10,000
First Trust NATL ASSN TTEE
FBO Gertrude L. Blackshear IRA                               5,000
Robert Blain                                                30,000
Frederick C. Boos                                           10,000
First Trust NATL ASSN TTEE
FBO Dennis G. Bottjen IRA                                   10,500
First Trust NATL ASSN TTEE
FBO Dennis G. Bottjen M/P/P                                 17,500
Elraine A. Brennan                                           5,500
O. Charles Brown                                             2,500
Joseph J. Buska                                             10,000
Michael F. Cassel                                           10,000
First Trust NATL ASSN TTEE
FBO Patricia A. Cellitti IRA                                10,000
Walter T. Cleveland TTEE
Martha E. Cleveland TTEE
Walter T. Cleveland Trust                                   10,000
James G. Cowan                                               7,000
Larry R. Cramer                                              5,000
Joseph J. Christensen                                        5,000
Dennis M. Davidson and
Barbara A. Davidson, JTWROS                                  5,000
First Trust NATL ASSN TTEE
FBO Bruce N. Davis IRA                                      10,000
First Trust NATL ASSN TTEE
FBO Jack G. Davis IRA                                        8,400
Daniel J. Dokken and Ruth Dokken, JTWROS                     5,000
Jeff Dousette                                               10,000
Del Dozak                                                    6,000
Justin Droessler                                             7,300
Paul K. Ebel                                                 5,000
First Trust NATL ASSN TTEE
FBO Werner H. Egli IRA                                      10,000
Ronald A. Erickson, Trustee                                 10,000
Lary B. Falck and Judith A. Falck, FTWROS                    2,500
John E. Feltl                                               10,000
Carol M. Ford                                                5,000
John M. Friedges                                             6,500
Karl Fromm                                                  20,000
Craig R. Geller                                              2,500
Alexander S. Gerwer and Dena J. Gerwer, JTWROS              13,800
Kathryn R. Gilbertson                                       20,000
First Trust NATL ASSN TTEE
FBO Joseph Hafermann IRA                                     5,000
William E. Hanneman                                          5,000
Hartman Hanson and Marguerite Hanson, JTWROS                10,000
Gerald L. Heinzen and Andrea M. Heinzen, JTWROS              6,500
Joseph P. Hennen                                            10,000
Douglas L. Hildreth and Ruth M. Hildreth, JTWROS             5,000
First Trust NATL ASSN TTEE
FBO James A. Hinrichs IRA                                   10,000
William J. Holman Jr. and Dianna J. Holman, JTWROS           5,000
Randall D. Horan                                             2,500
Per Huffeldt, Trustee                                       10,000
Robert G. Hulke                                              5,000
Thomas Hunt                                                 10,000
William D. Hunt TTEE and Constance J. Hunt TTEE              2,500
Richard Huselid and Marlys Huselid, JTWROS                   5,000
David P. Ihle                                               10,000
Industricorp & Co. FBO, Twin City Carpenters Pension        60,000
Dana J. Isaacson                                            10,000
Roland Isaacson                                             10,000
John B. Jasper                                              10,000
Morris G. Jesperson and Beverly A. Jesperson, JTWROS        10,000
First Trust National Association,
Trustee FBO Cheryl L. Johnson Roth IRA                       5,000
David T. Johnson                                            10,000
Donald O. Johnson                                            5,000
Earl Johnson and Cheryl L. Johnson, JTWROS                   4,500
First Trust National Association,
Trustee FBO Earl Johnson IRA                                 2,500
Bryan L. Jones                                               5,000
Peggy Kaplan                                                10,000
Jennifer Katz                                                5,000
Claire M. King                                              10,000
Steven King                                                 10,000
Daniel T. Koch                                              50,000
Richard J. Koehler and Sally J. Koehler, JTWROS              5,000
William W. Koop                                             10,000
Robert J. Korkowski and Phyllis M. Korkowski, JTWROS        10,000
First Trust National Association,
Trustee FBO Raymond P. Kruse IRA                            10,000
Mark Laskowski                                              10,000
Larry Laughlin                                               5,000
James E. Lindell                                             5,600
Mac W. Lutz III                                              2,000
Dennis Leslie Maetzold                                      20,000
Jan Magnuson                                                15,000
Stanley R. Magnuson and Jayne M. Magnuson JTWROS            10,000
Piper Jaffray as Custodian
FBO Wallace A. Marx                                         10,000
R. Patrick Maxwell                                          20,000
Timothy J. McCarthy                                          2,000
Timothy J. McCoy                                            10,000
First Trust National Association,
Trustee FBO Timothy J. McCoy IRA                             5,000
First Trust National Association,
Trustee FBO Lyle McMurchie                                   3,750
First Trust NATL ASSN TTEE
FBO Charles J. Meler, Jr. IRA                               10,000
Dean L. Melnyk                                              10,000
Brian H. Miller                                              9,900
Robert Duane Miller                                         10,000
Dennis M. Mills and Nancy M. Mills, JTWROS                   5,000
James J. Moore                                              10,000
Phil C. Murray                                               1,200
Ronald S. Musich                                            20,000
Theodore C. Nagel and Judy Ann Nagel, JTWROS                 5,000
Philip A. Nasby                                             10,000
Drs. Nelson & Schultz Profit Sharing Trust                  12,500
Daniel W. O'Brien                                            9,000
Kome Okposo                                                 10,000
Rodney L. Olsen and Alyce J. Olsen, JTWROS                  10,000
Donald L. Olson and Kaye F. Olson JTWROS                     5,000
Roger A. Olson, Trustee                                      5,000
Michael Ormond and Miriam E. Cameron JTWROS                  5,000
Perkins Foundation                                          10,000
R.W. Perkins TTE, Perkins Capital Management                15,000
Richard W. Perkins, TTEE                                    25,000
Warren E. Peterson                                           3,000
Warren E. Peterson                                           5,000
David W. Powell                                             10,000
Pyramid Partners L.P.                                      100,000
James E. Reasoner and Suzanne M. Reasoner JTWROS            10,000
Ben Reuben and Sophie Reuben JTWROS                         20,000
Thomas Reynolds                                              5,000
Devin Patrick Rice                                           1,700
First Trust National Association, Trustee
FBO Devin Patrick Rice IRA                                   3,300
Dale Roberts                                                10,000
Gary A. Ross                                                10,000
Anita A.H.Y Rullens                                         30,000
First Trust National Association,
Trustee FBO Terry H. Rust IRA                               10,000
Peter Sajevic                                               10,000
Frank W. Smith                                               5,000
Gary Specketer and Eileen Specketer, JTWROS                  5,000
SRMI Inc.                                                   10,000
First Trust NATL ASSN TTEE
FBO James F. Stattmiller IRA                                 5,500
Barbara H. Steinkamp, Trustee                                1,500
Richard Stiers and Janice Stiers, JTWROS                    10,000
First Trust NATL ASSN TTEE
FBO William G. Strop IRA                                     8,000
Gerald Swedeen and Marcia Swedeen, JTWROS                   10,000
Denise W. Templeton and James W. Templeton, JTWROS          10,000
William I. Thompson                                         10,000
Dennis J. Truempi                                           10,000
Leo Tutewohl and Sharon Tutewohl, JTWROS                    10,000
Sylvester M. Vanyo                                          10,000
Francis P. Veit                                              4,000
Dean Vlahos and Michelle Redmond Vlahos, JTWROS             10,000
Carl Vogt and Marjorie Vogt, JTWROS                         10,000
Donald W. Walczak                                            5,000
Ronald E. Wald, Jr. and Michele R. Wald, JTWROS             10,000
William G. Walker, Sr.                                       2,500
First Trust NATL ASSN TTEE
FBO William G. Walker, Sr. IRA                               5,000
Jerome R. Welle and Mary K. Welle, JTWROS                   10,000
Don W. Wennberg                                             10,000
Jeffrey I. Werbalowsky                                      20,000
Joseph H. Whitney                                           10,000
Brian D. Wilcox and Mary T. Wilcox, JTWROS                  15,000
Ronald J. Will                                               5,000
Duane H. Windhorst and Marilyn Windhorst JTWROS             10,000
Judith C. Winge                                              5,000
Steven E. Wirth and Kathryn E. Wirth,                        3,000
David Y. Wolfenson                                          10,000
Marvin Wolfenson and Elayne Wolfenson JTWROS                20,000
First Trust National Association,
Trustee FBO James E. Wolff IRA                               7,000
First Trust National Association,
Trustee FBO Roberta M. Wolff IRA                             3,000
Roger Wothe                                                  5,000
Yushya Yang                                                 95,000
James R. Zylla TTEE                                         10,000

                                        Total            1,702,950

CERTAIN TRANSACTIONS

   The Company has a Royalty Agreement with three individuals (collectively, the "Licensors"), namely Arthur A. Beisang, Jr.,
Robert A. Ersek, M.D., and Arthur A. Beisang, III, M.D. Mr. Beisang and Dr. Ersek are former officers and directors of the Company (see "Business - Patents, Trademarks, and Licenses"), and each previously owned more than 5% of the Company's outstanding stock. Under the terms of such Royalty Agreement, the Company is obligated until 2010 to pay the Licensors 3 to 5% of net sales of Macroplastique (see Note 4(e) of Notes to Financial Statements). The aggregate amount of royalty expense recognized by the Company pursuant to such Royalty Agreement during each of the past three fiscal years was as follows.

   Fiscal Year ended 3/31/98   Uroplasty, Inc.      $    147,860

   Fiscal Year ended 3/31/97   Uroplasty, Inc.      $    110,495

   Fiscal Year ended 3/31/96   Bioplasty, Inc.      $      1,000
                               Uroplasty, Inc.            64,695
                               Total                $     65,695

   On July 11, 1997, the Company's then second largest shareholder, the Bioplasty Product Claimants Trust (the "Trust"), which prior to such date owned 640,000 shares, or 17.5% of the Company's then outstanding shares of common stock, sold such shares to a group of investors (the "Investors"). In connection with such transaction, the Trust sold to the Investors its interest in that certain Promissory Note, dated March 30, 1994, which, at March 31, 1997, had a principal balance outstanding of $496,000. Concurrently with the sale by the Trust of the 640,000 shares to the Investors, the Company agreed to convert and did convert the Note into 496,000 shares of Common Stock, at a conversion ratio of $1.00 per share. The Investors, who included certain registered representatives (or their customers) employed by RJ Steichen & Co., consisted of 33 individuals, retirement accounts and corporations located primarily in the Minneapolis/St. Paul, Minnesota area. The aforementioned transaction was facilitated by certain registered representatives of RJ Steichen & Co., but they were not directly compensated for their efforts by either the Trust or the Company, and the Investors did not pay a commission on the transaction. There was no involvement whatsoever by R.J. Steichen & Co. as an entity.


DESCRIPTION OF SECURITIES

The Company is not presently aware of any arrangements which may result in a change in its control.

Common Stock

The Company's authorized capital stock consists of 20,000,000 shares of Common Stock, $.01 par value. There were 5,917,371 shares of Common Stock issued and outstanding as of June 30, 1998.

There are no preemptive, subscription, conversion or redemption rights pertaining to the Common Stock. The absence of preemptive rights could result in a dilution of the interest of existing shareholders should additional shares of Common Stock be issued. Holders of the Common
Stock are entitled to receive such dividends as may be declared by the Board of Directors out of assets legally available therefore, and to share ratably in the assets of the Company available upon liquidation.

Each share of Common Stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than fifty percent of all of the outstanding shares of voting stock can elect all of the directors. Significant corporate transactions such as amendments to the articles of incorporation, mergers, sales of assets and dissolution or liquidation require approval by the affirmative vote of the majority of the outstanding shares of the voting stock. Other matters to be voted upon by the holders of voting stock normally require the affirmative vote of a majority of the shares present at the particular shareholder's meeting.

The rights of holders of the shares of Common Stock may become subject in the future to prior and superior rights and preferences in the event the Board of Directors establishes one or more additional classes of Common Stock or one or more additional series of Preferred Stock. The Board of Directors has no present plans to establish any such additional class or series.

Shares Eligible For Future Sale

There are 5,917,371 shares of Common Stock issued and outstanding as of June 30, 1998. The 1,702,950 shares of Common Stock covered by this Prospectus (the "Shares") are freely tradable without registration or other restriction under the Securities Act of 1933, as amended
(the "Securities Act"), except for any Shares owned by an "affiliate" of the Company (as defined in the Securities Act).

In addition to the Shares, 3,400,000 shares are presently eligible for sale under Rule 144 and an additional 1,100,000 shares will become eligible for sale under Rule 144 by the end of July, 1998, assuming all of the other requirements of Rule 144 have been satisfied.

In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least one year from the later of the date of issuance by the Company or acquisition from an affiliate, may sell such securities in broker's transactions or directly to market makers, provided that the number of shares sold in any three month period may not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the shares of Common Stock in the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about the Company. After two years have elapsed from the later of the issuance of restricted securities from the Company or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.

The Company cannot predict the effect, if any, that sales of its Common Stock or the availability of such Common Stock for sale, will have on the market price prevailing from time to time. Nevertheless, sales by existing shareholders of substantial amounts of Common Stock could adversely affect prevailing market prices for the Company's Common Stock.

Minnesota Anti-Takeover Law

The Company is governed by the provisions of Sections
302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all the other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a publicly held Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

Transfer Agent and Registrar

The Company has selected Stock Trans, Inc., Philadelphia, PA, telephone (610) 649-7300, to act as Registrar and Transfer Agent for the Company's Common Stock.

Indemnification

The Company's Bylaws and the provisions of the Minnesota
Business Corporation Act, which govern the actions of the Company, provide that present and former directors and officers of the Company shall be indemnified against certain liabilities and expenses which any of them may incur as a result of being, or having been, a director or officer of the Company. Indemnification is contingent upon certain conditions being met, including, that the person: has not been previously indemnified by another party for the same matter; has acted in good faith; has received no improper personal benefit; and, in the case of a criminal proceeding, has no reason to believe that the conduct complained of was unlawful and reasonably believed that the conduct complained of was in the best interests of the Company, or in certain circumstances, reasonably believed that, the conduct complained of was not opposed to the best interests of the Company.

In addition, the Company's Articles of Incorporation provide that a director of the Company shall not be liable for monetary damages for a breach of such director's fiduciary duty, except for a breach of the duty of loyalty, acts not in good faith or in knowing violation of law, violations of state securities laws, or for actions from which the director derived an improper personal benefit. The Company has obtained directors and officers liability insurance.

Insofar, as the indemnification of liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions of its Articles of Incorporation, Bylaws and the provisions of the Minnesota Business Corporation Act, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Penny Stock

The Company's securities are considered "penny stock" under a Securities and Exchange Commission rule that imposes additional sales practice requirements on agents and broker-dealers who sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by the rule, the agent or broker-dealer must make a special suitability determination about the purchaser (which concerns financial and business sophistication, previous investment experience and financial condition) and have received the purchaser's written agreement to the transaction prior to the sale. Such agents or broker-dealers must also, prior to the purchase, provide the customer with a risk disclosure document which identifies risks associated with investing in "penny stocks" and which describes the market therefor as well as a brief description of the broker-dealer's obligations under certain "Penny Stock Rules" and rights and remedies available to customers under federal and state securities laws. The broker-dealer must obtain a signed and dated acknowledgement from its customer demonstrating that the customer has actually received the required risk disclosure document before the first transaction in a penny stock. Consequently, such rules may restrict the ability of brokers to sell the Company's Common Stock, may adversely affect the liquidity of the Shares and may affect the ability of purchasers to sell the Shares in the secondary market.


REPORTS TO SHAREHOLDERS

The Company is currently a reporting company and it will make available to its shareholders annual reports containing audited financial statements and a report by independent certified public accountants, and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

LEGAL MATTERS

The validity of the issuance of the Shares covered hereby will be passed upon for the Company by Keller & Lokken, P.A., St. Paul,
Minnesota.

EXPERTS

The consolidated financial statements of Uroplasty, Inc. and subsidiaries as of March 31, 1998, and 1997, and for the years then ended, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG
Peat Marwick LLP covering the March 31, 1998 financial statements refers to a prior period adjustment.

AVAILABLE AND ADDITIONAL INFORMATION

The Company is a reporting company under the Securities
Exchange Act of 1934, as amended, and therefore files periodic reports with the Securities and Exchange Commission.

For further information with respect to the Company and the Shares, reference is made to the Company's periodic reports and other documents filed with the Securities and Exchange Commission ("SEC") in Washington, D.C., which may be inspected without charge, or copies of which may be obtained from the Public Reference Section of the SEC's Washington, D.C. office, 450 Fifth Street N.W., Washington, D.C. 20549 upon payment of the prescribed fees. In addition, such information is available without charge through use of the SEC's EDGAR system, which allows interested persons to obtain on-line access to such information.

The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. The address is (http://www.sec.gov).

   The Company will provide without charge to each person who receives a copy of this Prospectus, upon written or oral request of such person, a copy of the information, if any, that is incorporated by reference in this Prospectus. Inquiries should be directed to Uroplasty, Inc., 2718 Summer Street NE, Minneapolis, MN 55413-2820, telephone number
612-378-1180, FAX 612-378-2027.





UROPLASTY, INC. AND SUBSIDIARIES

Consolidated Financial Statements

March 31, 1998 and 1997
June 30, 1998 and 1997




TABLE OF CONTENTS

                                                             Page(s)

Independent Auditors' Report                                   F-2

Financial Statements:

   Consolidated Balance Sheets                                 F-3

   Consolidated Statements of Operations                       F-4

   Consolidated Statements of Shareholders' Equity             F-5

   Consolidated Statements of Cash Flows                       F-6

Notes to Consolidated Financial Statements                  F-7 - F-16

Unaudited Financial Statements for the Three Months
Ended June 30, 1998                                        F-17 - F-__



Independent Auditors' Report

The Board of Directors and Shareholders
Uroplasty, Inc.:


We have audited the accompanying consolidated balance sheets of Uroplasty, Inc. and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uroplasty, Inc. and subsidiaries as of March 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in footnote 7, the fiscal 1997 consolidated financial statements have been revised to reflect a prior period adjustment.


KPMG Peat Marwick LLP

April 23, 1998

Minneapolis, Minnesota

UROPLASTY, INC. AND SUBSIDIARIES

Consolidated Financial Statements

March 31, 1998 and 1997


CONSOLIDATED BALANCE SHEETS
March 31, 1998 AND 1997

                                                1998        1997
Assets

Current assets:
   Cash and cash equivalents            $    889,541     814,603
   Accounts receivable trade,
      less allowance for doubtful
      accounts of $64,930 in 1998
      and $124,000 in 1997                   766,835     502,744
      Inventories                            294,424     387,373
      Prepaid expenses                       184,628     105,625

Total current assets                       2,135,428   1,810,345

Property, plant, and equipment             1,261,059     241,075
Less accumulated depreciation                216,529      92,745

                                           1,044,530     148,330

Intangible assets, net of accumulated
   amortization of $64,252 in 1998
   and $44,500 in 1997                       101,586      80,030

Total assets                            $  3,281,544   2,038,705

Liabilities and  Shareholders' Equity

Current liabilities:
   Accounts payable                          358,782     160,811
      Accrued liabilities:
         Compensation and payroll taxes       81,526      62,364
         Royalties                            16,900      12,400
         Other                               116,755      95,575
      Capital lease obligations current
         maturities                           16,463      32,191
      Note payable-current maturities         30,756      36,954

Total current liabilities                    621,182     400,295

Capital lease obligations, less current
   maturities                                 31,893           0
Note payable, less current maturities        577,713     407,994

Total liabilities                          1,230,788     808,289

Shareholders' equity
   Common stock $.01 par value; authorized
      20,000,000 shares 4,191,525 and
      3,649,525 issued and outstanding at
      March 31, 1998 and 1997,
      respectively                            41,915      36,495
   Additional paid-in capital              2,432,599   1,963,560
   Accumulated deficit                      (256,629)   (664,470)
   Cumulative translation adjustment        (162,129)   (100,169)
   Note receivable shareholder                (5,000)     (5,000)

Total shareholders' equity                 2,050,756   1,230,416

Commitments and contingencies (note 4)

Total liabilities and
   shareholders' equity                 $  3,281,544   2,038,705

See accompanying notes to consolidated financial statements.



UROPLASTY, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended March 31, 1998 and 1997

                                                1998        1997


Net sales                              $   4,335,908   3,334,563
Cost of goods sold                           937,978     753,769

Gross profit                               3,397,930   2,580,794

Operating expenses:
   General and administrative                994,068     685,430
   Research and development                  778,082     610,677
   Selling and marketing                     964,138     908,483

                                           2,736,288   2,204,590

Operating profit                             661,642     376,204

Other income (expense)
   Interest income                             8,294       2,389
   Interest expense                          (20,732)    (36,884)
   Liquidation loss on foreign subsidiary          0     (12,307)
   Foreign currency exchange loss           (129,503)   (204,315)
   Other                                           0      93,134

                                            (141,941)   (157,983)

Net income before income taxes               519,701     218,221

Income tax expense                           111,860           0

Net income                             $     407,841     218,221




Net income per common share            $        0.10        0.06

Net income per common share
   assuming dilution                            0.09        0.06

Weighted average common shares outstanding:
   Basic                                   4,026,571   3,575,609
   Diluted                                 4,321,132   3,670,275

[FN]
See accompanying notes to consolidated financial statements.


UROPLASTY, INC. AND SUBSIDIARIES

Consolidated Statements of Shareholders' Equity

Years ended March 31, 1998 and 1997

                                Common Stock    Additional Accu-   Cumulative             Total
                                                Paid in    mulated translation Note       shareholders'
                               Shares    Amount capital    deficit adjustment  receivable equity


Balance at March 31, 1996   3,472,525  $ 34,725  1,811,830 (882,691)(224,922)  (5,000)
733,942
Issuance of 130,000 shares
   of common stock            130,000     1,300    128,700        0        0        0     130,000

Issuance of 17,000 shares of
   common stock pursuant to
   stock option exercise       17,000       170      8,330        0        0        0       8,500

Issuance of 30,000 shares of
   common stock for note
   payable conversion          30,000       300     14,700        0        0        0      15,000

Net income                          0         0          0  218,221        0        0     218,221

Translation adjustment              0         0          0        0  124,753        0     124,753

Balance at March 31, 1997   3,649,525    36,495  1,963,560 (664,470)(100,169)  (5,000)
1,230,416

Issuance of 46,000 shares of
   common stock pursuant to
   stock option exercise       46,000       460     23,540        0        0        0      24,000

Issuance of 496,000 shares of
   common stock for note
   payable conversion, net of
   $5,146 of conversion costs 496,000     4,960    436,499        0        0         0    441,459

Stock options issued in lieu
   of cash compensation             0         0      9,000        0        0         0      9,000

Net income                          0         0          0  407,841        0         0    407,841

Translation adjustment              0         0          0        0  (61,960)        0    (61,960)

Balance at March 31, 1998   4,191,525  $ 41,915  2,432,599 (256,629)(162,129)   (5,000)
2,050,756

See accompanying notes to consolidated financial statements.


UROPLASTY, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended March 31, 1998 and 1997


                                                1998        1997

Cash flows from operating activities:
   Net income                            $   407,841     218,221
   Adjustments to reconcile net income
   to net cash provided by operations:
      Depreciation and amortization          121,640      63,913
      Loss on disposal of assets                   0      45,000
      Liquidation loss on foreign
         subsidiary                                0      12,307
      Stock options issued in lieu
         of cash compensation                  9,000
      Changes in operating assets and
      liabilities:
         Accounts receivable                (264,091)   (166,596)
         Inventories                          92,949    (130,718)
         Prepaid expenses                    (79,003)    (12,062)
         Accounts payable                    197,971     (47,592)
         Accrued liabilities                  44,842     (40,525)

Net cash provided by (used in)
   operating activities                      531,149     (58,052)

Cash flows from investing activities:
   Payments for property, plant,
      and equipment                       (1,045,386)    (85,276)
   Payments relating to intangible assets    (41,308)     (7,202)

Net cash used in investing activities     (1,086,694)    (92,478)

Cash flows from financing activities:
   Repayment of long-term obligations        (63,404)    (35,947)
   Proceeds from issuance of notes payable   684,549       8,909
   Net proceeds from issuance of stock        24,000     138,500
   Payments received on note receivable            0      22,595

Net cash provided by financing activities    645,145     134,057

Effect of exchange rates on
   cash and cash equivalents                 (14,662)    112,446

Net increase in cash and cash equivalents     74,938      95,973

Cash and cash equivalents
   at beginning of year                      814,603     718,630

Cash and cash equivalents
   at end of year                         $  889,541     814,603


Supplemental disclosure of
   Cash Flow information:

   Cash paid during the year
      for interest                        $   20,732      37,425
   Cash paid during the year
      for income taxes                        87,522           0

Supplemental disclosure of
   non-cash financing activities:
   During the years ended March 31, 1998 and 1997, $441,459 and $15,000, respectively, in notes payable were converted into common stock.

See accompanying notes to consolidated financial statements.




UROPLASTY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 1998 and 1997


(1)  Summary of Significant Accounting Policies


(a)   Nature of Business

      Uroplasty, Inc. (the Company or UPI) is a manufacturer and distributor of urological and plastic surgery implantable medical devices. The primary focus of the Company's business is the marketing of an implantable device for the management of stress urinary incontinence and vesicoureteral reflux. Currently, all sales of the Company's products are to customers outside the United States by the Company's foreign subsidiaries.

(b)   Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly owned foreign subsidiaries. All significant intercompany accounts and transactions have been eliminated.

(c)   Revenue Recognition

      The Company recognizes revenue upon shipment of product to customers.

(d)   Cash and Cash Equivalents

      The Company considers highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

(e)   Patents

      Patents are stated at cost and are amortized over six years using the straight line method.

(f)   Income Taxes

      Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases.

(g)   Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

(h)   Inventories

      Inventories are stated at the lower of cost, (first-in, first-out method), or market (net realizable value), and consist of the following at March 31, 1998 and 1997:


                                                1998        1997

Raw materials                                $47,891      88,864
Work-in-process                              118,973     136,204
Finished goods                               127,560     162,305

                                            $294,424     387,373



(i)   Property, Plant, and Equipment

      Property, plant, and equipment are carried at cost and consist of the following at March 31, 1998 and 1997:


                                                1998        1997

Land                                        $129,465           -
Building                                     526,639           -
Equipment                                    604,955     241,075

                                           1,261,059     241,075

Less accumulated depreciation               (216,529)    (92,745)

                                          $1,044,530     148,330


      Depreciation is provided for using both straight-line and accelerated methods over useful lives of four to seven years for equipment and 40 years for the building. Maintenance and repairs are charged to expense as incurred. Renewals and betterments are capitalized and depreciated over their estimated useful service lives.

(j)   Research and Development

      Research and development costs are expensed as incurred.

(k)   Foreign Currency Translation

      The financial statements of the Company's foreign subsidiaries were translated in accordance with the provisions of Statement of Financial Accounting Standards No. 52. Under this Statement, all assets and liabilities are translated using period-end exchange rates and statements of operations items are translated using average exchange rates for the period. The resulting translation adjustment is recorded as a separate component of shareholders' equity. Foreign currency transaction gains and losses are recognized currently in net income.

(l)   Stock Based Compensation

      The Company applies the intrinsic value method described in Accounting Principles Board (APB) Opinion No. 25 in accounting for the issuance of stock incentives to employees and directors and, accordingly, no compensation expense has been recognized in the financial statements. Effective April 1, 1996, in accordance with Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock Based Compensation, pro forma information reflecting compensation cost for such issuances is presented in the Shareholders' Equity footnote.

(m)   Net Income Per Common Share

      Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 (SFAS 128), Earnings per Share. SFAS 128 simplifies the computation of earnings per share ("EPS") previously required by replacing primary and fully diluted EPS with basic and diluted EPS. Under SFAS 128, basic EPS is calculated by dividing net earnings by the weighted-average common shares outstanding during the period. Diluted EPS reflects the potential dilution to basic EPS that could occur upon conversion or exercise of securities, options, or other such items, to common shares using the treasury stock method based upon the weighted-average fair value of the Company's common shares during the period. Reconciliations of basic and diluted average common shares outstanding are as follows:


                                                1998        1997

Average common shares outstanding          4,026,571   3,575,609
Assumed conversion of stock options          294,561      94,666

Average common and
assumed conversion shares                  4,321,132   3,670,275


      Options to purchase 17,753 and 8,740 shares of common stock at $3.19 and $3.25 per share, respectively, were outstanding during 1998 but were not included in the computation of diluted earnings per share because the exercise prices of the options were greater than the average market price of the common shares. The options expire from 2002 to 2004.

(n)   Reclassifications

      Certain prior year amounts have been reclassified to conform with the current year presentation.

(o)   New Accounting Pronouncements

      Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income, and Statement of Financial Accounting Standards No. 131 (SFAS 131), Disclosures about Segments of an Enterprise and Related Information, were issued in June 1997. SFAS 130 and SFAS 131 are effective for fiscal years beginning subsequent to December 15, 1997 and, therefore, will be adopted by the Company on April 1, 1998. The Company does not expect the adoption of SFAS 130 or SFAS 131 to result in any substantive changes in its disclosure, except that comprehensive income will be adjusted by the amount of the annual translation adjustment.


(2)  Long-term Debt

      Long-term debt consists of the following at March 31, 1998 and 1997:




                                                1998        1997

Non-interest bearing, unsecured promissory
note payable, discounted at 8% per annum,
$16,000 quarterly payments, remaining
balance due February 1999                   $      -     444,948

Mortgage note, monthly payments of $2,563 plus
variable rate interest through November 2017
(rate at March 31, 1998 - 5%)                608,469           -

Less current maturities                       30,756      36,954

                                            $577,713     407,994


      The promissory note payable was converted into 496,000 shares of common stock during 1998.

      Future payments of long-term debt are as follows:


      1999                                             $  30,756
      2000                                                30,756
      2001                                                30,756
      2002                                                30,756
      2003                                                30,756
      Thereafter                                         454,689

                                                       $ 608,469


(3)   Shareholders' Equity

      (a)   Stock Options

      Pursuant to the Uroplasty, Inc. Qualified Incentive Stock Option Plans, the Company has reserved 677,200 shares of its common stock for issuance to employees and directors. Employee options vest on the date of grant and director options vest evenly over two years. Outstanding options generally expire five years from date of grant. Options are granted at the discretion of the directors and are exercisable in amounts equal to or greater than the fair market value of the Company's common stock at date of grant. The plans provide for the exercise of options during a limited period following termination of employment, death, or disability.


   Stock option activity under these plans is summarized as follows:


                                    Weighted-average
                                    Shares                exercise price
                                    outstanding           per share

Balance at March 31, 1996                    246,700                0.50
      Granted                                  3,000                1.00
      Exercised                              (17,000)               0.50
      Canceled                                (9,500)               0.50

Balance at March 31, 1997                    223,200                0.51
      Granted                                328,000                1.58
      Exercised                              (46,000)               0.52

Balance at March 31, 1998                    505,200          $     1.20


      At March 31, 1998, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $0.50- $3.25 and 3.8 years, respectively. At March 31, 1998, and 1997, 445,200 and 223,200 options, respectively, were exercisable with weighted average exercise prices of $1.13 and $.51, respectively.

      (b)   Fair Value of Stock Plans

      The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees in accounting for its stock incentive plans for designated persons and, accordingly, no compensation cost has been recognized in the financial statements for employee and director stock options granted under its stock option plans. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS 123, Accounting for Stock-based Compensation, the Company's net income would have decreased to the pro forma amounts shown below:

                                                1998        1997

Net income:
      As reported                         $  407,841     218,221
      Pro forma                              167,695     217,705

      Net income per common share - basic:
      As reported                               0.10        0.06
      Pro forma                                 0.04        0.06



      Pro forma net income only reflects options granted in 1998, 1997, and 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period and compensation cost for options granted prior to April 1, 1995 is not considered.



      The per share weighted-average fair value of stock options granted during 1998 and 1997 was $0.97 and $0.17, respectively, on the date of grant, using the Black-Scholes option-pricing model with the following weighted-average assumptions:


                                                1998        1997

      Expected dividend yield                   0.0%        0.0%
      Risk-free interest rate                   6.0%        6.5%
      Expected volatility                     156.0%        0.0%
      Expected life, in years                   3.0         3.0



(4)   Commitments and Contingencies

      (a)   License Agreement

      On December 7, 1995, the Company entered into an agreement as licensee to obtain exclusive patent rights covering certain injection-related instrumentation. Under this agreement, the Company made a cash payment of approximately $30,000 to the licensor and will make royalty payments at the rate of 10% of the worldwide net sales for a period of 10 years. No additional payments have been made in either fiscal 1998 or 1997.

      (b)   Savings and Retirement Plans

      The Company sponsors various plans for eligible employees both domestically as well as in the United Kingdom and the Netherlands. The total contibution expense associated with these plans was $43,782 and $13,985 for the years ended March 31, 1998 and 1997, respectively.

      (c)   Operating Lease Commitments

      UPI leases office, warehouse, and production space under four operating leases and leases various automobiles for its European employees. Future minimum lease payments under noncancelable operating leases with an initial or remaining lease term in excess of one year for the ensuing years ending March 31 are as follows:


      1999                                            $  279,959
      2000                                               193,606
      2001                                                98,159
      2002                                                56,728
      2003                                                11,211

                                                      $  639,663


      Total rent expense paid for operating leases was $241,732 and $167,999 in 1998 and 1997, respectively.



      (d)   Capital Lease Obligations

      UPI leases various equipment under noncancelable capital leases. The leases call for aggregate monthly payments of $2,034 with various expiration dates through July 2002. Equipment includes $85,854 and $46,661 of cost and $22,070 and $10,340 of accumulated amortization as of March 31, 1998 and 1997, respectively, related to these leases.

      Future minimum capital lease payments are as follows as of March 31, 1998:


      1999                                            $   20,371
      2000                                                17,783
      2001                                                10,146
      2002                                                 8,665
      2003                                                 4,667

                                                          61,632


      Amount representing interest                       (13,276)

      Present value of capital lease payments             48,356

      Current maturities                                  16,463

      Obligations under capital leases
         less current maturities                       $  31,893


      (e)   Royalties

      Under the terms of an agreement with former officers and directors of the Company, UPI pays royalties equal to between three percent and five percent of the net sales of certain products, subject to a specified monthly minimum of $4,500. The royalties payable under this agreement will continue for the longer of the term of the patent or ten years from the date of this agreement, which began in November, 1993. Total expense recognized under the agreement was $147,860 and $110,495 for the years ended March 31, 1998 and 1997, respectively.

      Under the terms of a settlement agreement for a patent suit brought by a competitor in 1991, UPI is obligated to pay the plaintiff a royalty equal to five percent of the net sales of certain products in the United States, or a minimum of $50,000 per year as long as the products are being marketed abroad. Total expense recognized under the agreement was $50,000 for each of the years ended March 31, 1998 and 1997.

(f)   Contingencies

      The Company, as of March 31, 1998, is not party to any material pending legal proceedings; however, because of the nature of its business, it may become subject to certain claims and lawsuits filed in the ordinary course of business that could adversely affect the Company's financial position.


(5)   Income Taxes

      The components of income tax expense for each of the years in the two-year period ended March 31, 1998 consist of the following:


                                                1998        1997

      Income tax provision:
         Current:
            U.S. and state                 $   1,000           -
            Foreign                          111,000           -

            Total income tax expense       $ 112,000           -

      Effective tax rates differ from statutory federal income tax rates for the year ended March 31, 1998 and 1997 as follows:


                                                1998         1997

Statutory federal income tax rate               34.0%        34.0%
State income taxes, net of federal benefit      (1.2)         2.0
Valuation allowance decrease                   (22.6)       (36.0)
Other permanent differences                      2.0          0.0
Impact of foreign operations                     9.6          0.0

                                                21.8%         0.0%


      Deferred taxes as of March 31, 1998 and 1997 consist of the following:


                                                1998        1997

Deferred tax assets:
      Other reserves and accruals          $  14,000       8,000
      Deferred profit on intercompany sales  208,000     300,000
      Net operating loss carryforwards     1,001,000   1,031,000

                                           1,223,000   1,339,000

Less valuation allowance                  (1,223,000) (1,339,000)

                                           $       -           -


      At March 31, 1998, the Company had U.S. net operating loss carryforwards (NOL) of approximately $2,061,000 for U.S. income tax purposes, which begin to expire in 2012, and a foreign NOL of approximately $739,000, which carries forward indefinitely. U.S. net operating loss carryforwards cannot be used to offset taxable income in foreign jurisdictions. In addition, U.S. tax rules impose limitations on the use of net operating losses following certain changes in ownership. Such a change in ownership may limit the amount of these benefits that would be available to offset future taxable income each year, starting with the year of ownership change.



      The Company has not reflected any benefit of such net operating loss carryforwards in the accompanying financial statements in accordance with Financial Accounting Standards Board Statement No. 109.


(6)   Major Customers and Domestic and Foreign Operations

      During fiscal 1998 and 1997, approximately 12% and 14% of the Company's net sales were to one customer.

      Information regarding operations in different geographies for the years ended March 31, 1998 and 1997 is as follows:



                                    United                Adjustments
                                    States       Europe   and eliminations    Consolidated

Fiscal 1998

Sales to unaffiliated customers $        -    6,335,002         (1,999,094)      4,335,908
Income from operations            (719,552)   1,056,408            324,786         661,642
Other income (expense)              99,104     (240,649)              (396)       (141,941)
Net income (loss)                 (621,010)     704,461            324,390         407,841

Identifiable assets at
      March 31, 1998            $3,919,360    2,391,218         (3,029,034)      3,281,544


Fiscal 1997

Sales to unaffiliated customers $        -    3,972,740           (638,177)      3,334,563
Income from operations             201,931      909,960           (735,687)        376,204
Other income (expense)              29,764       57,058           (244,805)       (157,983)
Net income                         231,694      967,024           (980,497)        218,221

Identifiable assets at
      March 31, 1997            $4,434,731    3,032,906         (5,428,932)      2,038,705



(7)   Liquidation Loss on Foreign Subsidiary-Prior Period Adjustment

      In 1997, the Company liquidated its interest in a wholly owned foreign subsidiary and recognized a net gain of $59,245 in the statement of operations. However, cumulative translation losses of $71,552 related to the Company's net investment in this subsidiary were excluded from the gain or loss on liquidation.

      Statement of Financial Accounting Standards No. 52, Foreign Currency
Translation, requires that upon complete or substantial liquidation of an investment in a foreign entity, the amount attributable to that entity and accumulated in the translation adjustment component of equity shall be removed from the separate component of equity and shall be reported as part of the gain or loss on sale or liquidation of the investment for the period during which the sale or liquidation occurs.

      Accordingly, the net loss on liquidation charged to other income in 1997 is $12,307, or $.02 per common share, rather than previously reported net gain on liquidation of $59,245. At March 31, 1997 this adjustment reduces previously reported 1997 net income by $71,552, or $.02 per common share, and increases the accumulated deficit, which increase is offset within shareholders' equity by an equivalent reduction in the cumulative translation adjustment.



UNAUDITED FINANCIAL STATEMENTS for the Three Months Ended June 30, 1998

UROPLASTY, INC. and Subsidiaries

CONSOLIDATED BALANCE SHEETS
(Unaudited)

                                       June 30, 1998      March 31, 1998
                                   _________________      ______________

ASSETS
Current Assets
  Cash and cash equivalents             $  4,385,459       $    889,541
  Accounts receivable trade                  795,096            766,835
  Inventories                                377,208            294,424
  Prepaid expenses                           209,945            184,628
                                           _________          _________
Total Current Assets                       5,767,708          2,135,428
                                           ---------          ---------

Property, Plant and Equipment              1,351,801          1,261,059
  Less accumulated depreciation
  and amortization                          (256,046)          (216,529)
                                           _________          _________
                                           1,095,755          1,044,530
                                           ---------          ---------

Intangible assets, net of
  accumulated amortization                   108,445            101,586
                                           _________          _________
TOTAL ASSETS                            $  6,971,908       $  3,281,544
                                           =========          =========


LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable                      $    331,660       $    358,782
  Accrued liabilities
    Compensation and payroll taxes            56,724             81,526
    Royalties                                 25,800             16,900
    Other                                    141,869            116,755
  Current maturities - long term debt         51,556             47,219
                                           _________          _________
Total Current Liabilities                    607,609            621,182
                                           ---------          ---------

Long term debt - less current maturities     623,587            609,606

Total Liabilities                          1,231,196          1,230,788
                                           ---------          ---------

Shareholders' equity
  Common stock $.01 par value;
   Authorized 20,000,000 shares
   Issued and outstanding - 5,917,371 and
   4,191,525 shares at June 30 and
   March 31, 1998, respectively.              59,174             41,915
  Additional paid in capital               5,829,964          2,432,599
  Accumulated deficit                         (7,395)          (256,629)
  Cumulative translation adjustment         (136,031)          (162,129)
  Note receivable shareholder                 (5,000)            (5,000)
                                          __________         __________
Total Shareholders' Equity                 5,740,712          2,050,756
                                          ----------         ----------

TOTAL LIABILITIES AND SHAREHOLDERS'       __________         __________
EQUITY                                  $  6,971,908      $   3,281,544
                                          ==========         ==========

See accompanying notes to consolidated financial statements.



UROPLASTY, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

                                                Three months ended
                                                     June 30

                                             1998               1997
                                          __________         __________


Net sales                               $  1,315,700       $  1,149,239
Cost of goods sold                           261,587            236,623
                                          __________         __________
  Gross profit                             1,054,113            912,616

Operating expenses:
  General and administrative                 242,553            206,894
  Research and development                   218,141            134,228
  Selling and marketing                      331,887            217,159
                                          __________         __________
                                             792,581            558,281
                                          ----------         ----------

  Operating profit                           261,532            354,335

Other income (expense)
  Interest income                             15,754              1,167
  Interest expense                            (8,829)            (8,757)
  Foreign currency exchange gain (loss)       18,905            (71,095)
  Other                                       (3,532)                 0
                                          ----------         ----------
                                              22,298            (78,685)

   Income pretax                             283,830            275,650

Income tax expense                            34,596             36,958
                                          __________         __________
Net income                              $    249,234       $    238,692
                                          ==========         ==========

Net income per common share                    $0.05              $0.07
Net income per common share
   assuming dilution                           $0.05              $0.06

Weighted average common shares
   outstanding:
   Basic                                   4,740,237          3,649,525
   Diluted                                 5,079,455          3,916,073


See accompanying notes to consolidated financial statements.

UROPLASTY, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

                                                   Three months ended
                                                        June 30

                                             1998               1997
                                          __________         __________



Cash flows from operating activities:
   Net income                           $    249,234     $      238,692
   Adjustments to reconcile net income
   to net cash provided by operations:
      Depreciation and amortization           45,914             46,628
      Changes in operating assets and
      liabilities
         Accounts receivable                 (28,261)          (229,362)
         Inventories                         (82,784)            18,888
         Prepaid expenses                    (25,317)            10,863
         Accounts payable                    (27,122)           106,049
         Accrued liabilities                   9,212             (5,110)
- ------------------------------------------------------------------------
Net cash provided by operating activities    140,876            186,648
- ------------------------------------------------------------------------

Cash flows from investing activities:
   Payments for property, plant and equipm.  (90,742)           (58,613)
   Payments relating to intangible assets    (13,256)            (8,103)
- ------------------------------------------------------------------------
Net cash used in investing activities       (103,998)           (66,716)
- ------------------------------------------------------------------------

Cash flows from financing activities:
  Repayment of long-term obligations         (14,087)           (10,081)
  Proceeds from issuance of notes payable     16,883                  0
  Net proceeds from issuance of stock      3,414,624                  0
- ------------------------------------------------------------------------
Net cash provided by (used in)
financing activities                       3,417,420            (10,081)
- ------------------------------------------------------------------------

Effect of exchange rates on
   cash and cash equivalents                  41,620             (5,260)
- ------------------------------------------------------------------------
Net increase in cash and cash
equivalents                                3,495,918            104,591


Cash and cash equivalents at beginning
of period                                    889,541            814,603
- ------------------------------------------------------------------------
Cash and cash equivalents at end
of period                                $ 4,385,459        $   919,194
- ------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

UROPLASTY, INC. and Subsidiaries


FOOTNOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(1) Basis of Presentation

The financial statements included in this Form 10-QSB have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed, or omitted, pursuant to such rules and regulations, although management believes the disclosures are adequate to make the information presented not misleading. The results of operations for any interim period are not necessarily indicative of results for a full year. These statements should be read in conjunction with the financial statements and related notes included in the Company's Annual Report on Form 10-KSB for the year ended March 31, 1998.

The financial statements presented herein as of June 30, 1998 and for the three months ended June 30, 1998 and 1997 reflect, in the opinion of management, all material adjustments consisting only of normal recurring adjustments necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods.

(2)  Inventories

Inventories are summarized as follows:

                              June 30, 1998        March 31, 1998
                              _____________        ______________

      Raw materials                $ 43,627              $ 47,891
      Work-in-process               178,553               118,973
      Finished goods                155,028               127,560
                                   ________              ________
                                   $377,208              $294,424

(3)  Private Placement

On June 18, 1998, the Company completed a private placement of 1,702,950 shares of Common Stock at $2.375 per share, which resulted in net proceeds to the Company of approximately $3,400,000. In connection with the private placement, the Company issued warrants to purchase an aggregate of 150,000 shares of Common Stock at an exercise price of $2.375 per share. The warrants are exercisable until June 18, 2003.

UROPLASTY, INC. and Subsidiaries







THIS PROSPECTUS DOES NOT                          1,702,950
CONSTITUTE AN OFFER TO BUY ANY             SHARES OF COMMON STOCK
SECURITIES OTHER THAN THE
SECURITIES TO WHICH IT RELATES.
THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO ANYONE IN               UROPLASTY, INC.
ANY JURISDICTION IN WHICH SUCH
OFFER OR SOLICITATION IS NOT
AUTHORIZED OR IN WHICH THE
PERSON MAKING SUCH OFFER OR
SOLICITATION IS NOT QUALIFIED TO
DO SO, OR TO ANY PERSON TO WHOM
IT IS UNLAWFUL TO MAKE SUCH
OFFER OR SOLICITATION.



ALL INFORMATION CONTAINED                          PROSPECTUS
HEREIN IS AS OF THE DATE OF THIS
PROSPECTUS, AND NEITHER THE
DELIVERY OF THIS PROSPECTUS NOR
ANY SALES MADE HEREUNDER SHALL,
UNDER ANY CIRCUMSTANCES, IMPLY
THAT THERE HAS BEEN NO CHANGE IN
THE AFFAIRS OF THE COMPANY SINCE
SUCH DATE.


BROKERS OR DEALERS EXECUTING
A TRANSACTION ON BEHALF OF A
SELLING SHAREHOLDER MAY BE
REQUIRED TO DELIVER A
PROSPECTUS.
                                               September    ,1998





PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

   Section 302A.521, Subd. 2., Minnesota Statutes, requires the Registrant to indemnify its directors, officers and employees against liabilities incurred as a result of legal proceedings, unless the Registrant's Articles or Bylaws provide otherwise. Article Five of the Registrant's Bylaws, incorporated by reference as Exhibit 3.2, requires indemnification to the full extent required by Minnesota law. The general effect of such provisions is to relieve the directors and officers of the Registrant from personal liability which may be imposed for certain acts performed in their capacity as directors or officers of the Registrant.


Item 25.  Other Expenses of Issuance and Distribution.

The estimated expenses of the Registrant in connection with the registration of the securities covered hereby are set forth in the following table:



SEC Registration Fee                     $  1,633
Blue Sky Registration Fees                  2,000
NASD Filing Fee                             1,732
Transfer agent                              1,000
Printing and engraving                      2,000
Legal                                       5,000
Accounting                                  5,000
Miscellaneous                               1,635

Total:                                   $ 20,000


   Note: All of such expenses will be paid by the Registrant, and none by the Selling Shareholders. The foregoing estimated expenses do not include any commissions or expenses payable by the Selling Shareholders on their own behalf.

Item 26. Recent Sales of Unregistered Securities.

During the period of three or more years since June 30, 1995, the Registrant has sold securities not registered under the Securities Act in the transactions described below.

1. In November, 1995, the Registrant sold 1,000,000 shares of its Common Stock to one accredited investor, Bruce P. Mindich, for $500,000 in cash and short-term notes pursuant to a private placement.

2. In August, 1996, the Registrant sold 100,000 shares for $100,000 to one investor, ABS, a French corporation, for cash pursuant to a private placement.

3. During the period October,1996, through June 1998, the Registrant sold 116,000 shares to various employees upon exercise of stock options.

4. In October,1996 the Registrant sold 60,000 shares to Precision Optics Corporation pursuant to the conversion of a promissory note.

5. In July, 1997, the Registrant sold 496,000 shares to a group of investors upon conversion of a promissory note. See Item 12 of Form
10-KSB for the fiscal year ended March 31, 1998, or Certain Transactions in the Prospectus which is part of this Registration Statement.

6. In May and June, 1998, the Registrant sold 1,702,950 shares of its
Common Stock for an aggregate of $4,044,506.20 to a group of accredited investors (identified in the Selling Shareholders section of the Prospectus) for cash pursuant to a private placement. As part of the transaction, the Registrant paid to R.J. Steichen & Co., as Placement Agent, an Agent's commission of $404,450.62 (10% of gross proceeds) and a non-accountable expense allowance of $121,335.18 (3% of gross proceeds).

Except for item no. 6, there were no underwriting discounts or sales commissions paid by the Registrant as part of any such transactions.

All securities transactions identified above were made in reliance upon the exemptions from registration under either or both of Sections 3(b) and 4(2) of the Securities Act of 1933, as amended (in that sales were made to a small number of persons, many of whom were accredited investors, and all of whom were required to purchase for investment purposes only, and each of the subscription agreements recited that the purchases were made for investment purposes only).

Item 27. Exhibits.

(a) The following Exhibits are incorporated by reference to the Registrant's Registration Statement on Form 10-SB, filed July 10, 1996:

2.1 First Amended Joint Plan of Reorganization (Modified), of the
    Registrant, dated January 31, 1994. (Filed as Exhibit 8.2 to Form10SB)

3.1 Articles of Incorporation of Uroplasty, Inc. (Filed as Exhibit 2.1 to Form 10SB)

3.2 Bylaws of Uroplasty, Inc. (Filed as Exhibit 2.2 to Form 10SB)

4.1 Form of Stock Certificate of the Registrant, representing shares of the Registrant's common stock. (Filed as Exhibit 3.1 to Form 10SB)

10.1 Settlement Agreement and Release dated November 30, 1993 by and between Bioplasty, Inc., Bio-Manufacturing, Inc., Uroplasty, Inc., Arthur
     A. Beisang, Arthur A. Beisang, III, MD and Robert A. Ersek, MD. (Filed as
     Exhibit 6.1 to Form 10SB)

10.2 Purchase and Sale Agreement dated December 1, 1995 by and among Bio-Vascular, Inc., Bioplasty, Inc. and Uroplasty, Inc. (Filed as Exhibit
     6.2 to Form 10SB)

10.3 License Agreement dated December 1, 1995 by and among Bio-Vascular, Inc. and Uroplasty, Inc. (Filed as Exhibit 6.3 to Form 10SB)

10.4 Lease Agreement dated January 10, 1995 between Summer Business Center Partnership and Uroplasty, Inc. (Filed as Exhibit 6.4 to Form 10SB)

10.5 Unsecured $640,000 Promissory Note dated March 30, 1994 by and between Bioplasty, Inc., Uroplasty, Inc. and Bioplasty Product Claimants' Trust.
    (Filed as Exhibit 6.5 to Form 10SB)

10.6 Agreement and Satisfaction dated January 30, 1995 by and between Bioplasty Product Claimants' Trust and Bioplasty, Inc. (Filed as Exhibit
     6.6 to Form 10SB)

10.7 Asset Sale and Satisfaction of Debt Agreement dated June 23, 1995 by and between Bioplasty, Inc. and Uroplasty, Inc. (Filed as Exhibit 6.7 to Form 10SB)

10.8 Executory Contract Assumption Stipulation dated December 28, 1993 by and between Bioplasty, Inc., Uroplasty, Inc. and Collagen Corporation.
    (Filed as Exhibit 6.8 to Form 10SB)

10.9 Settlement and License Agreement dated July 23, 1992 by and between Collagen Corporation, Bioplasty, Inc. and Uroplasty, Inc. (Filed as
     Exhibit 6.9 to Form 10SB)

(b) The following exhibits were previously filed as part of this Registration
    Statement:


21.1  Subsidiaries of the Registrant (Incorporated by reference to Exhibit
      21.1 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1998).
23.1  Consent of KPMG Peat Marwick LLP - Independent Auditor.
24.1 Form of Power of Attorney, running from each of the Registrant's directors namely Joel R. Pitlor, R. Patrick Maxwell, Carolyn A. Bruhjell, and Daniel G. Holman to Daniel G. Holman CEO, CFO, Chairman and President and Susan Hartjes-Doherty, Vice President of Operations and Regulatory Affairs, of the Registrant, respectively, with respect to signing of this Registration Statement and any amendments.
27.1 Financial Data Schedule (Incorporated by reference to Exhibit 27.1 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1998).

(c) The following exhibits are filed as part of this Amendment No. 1 to Registration Statement:

*2.2 Order Confirming First Amended Plan of Reorganization (Modified) dated January 31, 1994; issued by the United States Bankruptcy
      Court, District of Minnesota.
*5.1 Opinion of Keller & Lokken, P.A. regarding legality of securities being registered.
*10.10 Form of employment agreement between the Registrant and two of its officers (Messrs. Willem and Harris).
*23.1 Consent of KPMG Peat Marwick LLP - Independent Auditor.
*23.2 Consent of Keller & Lokken, P.A.  Contained in Exhibit 5.1 to this
      Registration Statement.
27.1 Financial Data Schedule (Incorporated by reference to Exhibit 27.1 to the Registrant's Quarterly Report on Form 10Q-SB for the period ended June 30, 1998.

*Included with this filing

Item 28. Undertakings.

a. Rule 415 Offering [Item 512(a) of Regulation S-B] The small business issuer will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

   b.  Request for Acceleration of Effective Date  [Item 512(e) of
Regulation S-B]:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



Signatures

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, in the City of Minneapolis, State of Minnesota, on September 22, 1998.

UROPLASTY INC.


/s/ Daniel G. Holman
By: Daniel G. Holman,
    Chairman,President, CEO, CFO

In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature                 Title                           Dated:


/s/ Daniel G. Holman      Chairman, President,            September 22, 1998
Daniel G. Holman          CEO and CFO (Principal
                          executive officer, principal
                          financial officer and principal
                          accounting officer)


                      *   Director         )
Joel R. Pitlor                             )
                                           )
                                           )
                      *   Director         )
R. Patrick Maxwell                         )
                                           )
                                           )
                          Director         )      By: /s/ Daniel G. Holman
Alex Gerwer                                )          Daniel G. Holman
                                           )          Attorney-in-Fact


                                                  September 22, 1998

                      *   Executed by Daniel G. Holman as Attorney-in-Fact